UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 23, 2010

China Wesen Recycling Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53022	26-1357843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 405, Floor 4, North Tower, 9 Shen Zhou Road,
Guangzhou High-tech Industrial Development Zone, Guangzhou
 People’s Republic of China

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code:  86 (20) 32290314

SRKP 23, Inc.
4737 North Ocean Drive, Suite 207, Lauderdale by the Sea, Florida 33308

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

           See Item 2.01, below, regarding the discussion of the Share Exchange Agreement dated of November 12, 2010 (the “Share Exchange Agreement”), which was entered into by and among SRKP 23, Inc., a Delaware corporation (“SRKP 23”); Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands (“Weixin BVI”); Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong and a wholly-owned subsidiary of Weixin BVI (“Weixin HK”); Gangzhou Kelida Intelligent Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Weixin HK (“Kelida”); Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”), each a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Kelida; and all of the shareholders of Weixin BVI (collectively, the “Weixin Shareholders”), as reported in the Current Report on Form 8-K filed with the Securities Exchange Commission on November 12, 2010.  A copy of the Share Exchange Agreement is attached hereto as Exhibit 2.1.

See Item 2.01, below, regarding the discussion of the Subscription Agreement relating to the private placement of 1,111,099 shares of our common stock (the “Private Placement”).

ITEM 2.01           COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we,” “Company” and “Wesen” refer to China Wesen Recycling Technology, Inc., a Delaware corporation, formerly known as SRKP 23, Inc. (“SRKP 23”), its wholly-owned subsidiary, Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands (“Weixin BVI”); Weixin BVI’s wholly-owned subsidiary, Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong (“Weixin HK”); Weixin HK’s wholly-owned subsidiary, Gangzhou Kelida Intelligent Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China (“Kelida”); and Kelida’s wholly-owned subsidiaries, Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”), each a company organized under the laws of the People’s Republic of China.

“China” or “PRC” refers to the People’s Republic of China.  “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

HISTORY

SRKP 23 was incorporated in the State of Delaware on October 11, 2007 and was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On November 23, 2010, SRKP 23 (i) closed a share exchange transaction, described below, pursuant to which SRKP 23 became the 100% parent of Weixin BVI and (ii) assumed the operations of Weixin BVI and its subsidiaries, including Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun. We changed our name from “SRKP 23, Inc.” to “China Wesen Recycling Technology, Inc.” on November 24, 2010.

Weixin BVI is a holding company incorporated on December 3, 2009 under the laws of the British Virgin Islands.  Weixin HK was incorporated on December 30, 2005 under the laws of Hong Kong. Weixin HK is a window for the group to handle business outside China, including dealing with overseas customers and occasionally, suppliers.  Weixin HK sells metal parts for various home products, including door hardware and lock parts, to overseas clients.

Kelida is located in Guangzhou, Guangdong Province, PRC and was incorporated under the laws of the PRC on September 29, 2009. Since its inception, Kelida has not conducted any business except for the acquisition of a land use right from Guangzhou government. Eventually Kelida will be a research and development center of the Company. Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”) are each located in Zhaoqing City, Guangdong Province, PRC.  Hua Su was incorporated under the laws of the PRC on July 20, 2006.  Each of Chuang Yi, Xin Ye, and Li Jun were incorporated under the laws of the PRC on September 27, 2007.

Through Hua Su, Chuang Yi, Xin Ye and Li Jun, we are engaged in the processing and recycling of various plastics and the production of finished products from the recycled plastic which are sold domestically in China.

CORPORATE STRUCTURE

The corporate structure of the Company is illustrated as follows:

Our principal executive offices and corporate offices are located at Room 405, Floor 4, North Tower, 9 Shen Zhou Road, Guangzhou High-tech Industrial Development Zone, Guangzhou, People’s Republic of China.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

On November 12, 2010, SRKP 23 entered into a Share Exchange Agreement (the “Exchange Agreement”) with Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands (“Weixin BVI”); Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong and a wholly-owned subsidiary of Weixin BVI (“Weixin HK”); Gangzhou Kelida Intelligent Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Weixin HK (“Kelida”); Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”), each a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Kelida; and all of the shareholders of Weixin BVI (collectively, the “Weixin Shareholders”). Pursuant to the Exchange Agreement, SRKP 23 agreed to issue an aggregate of 7,865,556 shares of its common stock, $0.0001 par value per share (the “Common Stock”) to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI (the “Share Exchange”).  The Share Exchange closed on November 23, 2010.

Upon the closing of the Share Exchange, SRKP 23 issued an aggregate of 7,865,556 shares of its Common Stock to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI.  Prior to the closing of the Share Exchange and the initial closing of the Private Placement, as described below, stockholders of SRKP 23 prior to the completion of the Share Exchange (the “SRKP 23 Stockholders”) canceled an aggregate of 6,679,899 shares held by them such that there were 1,907,455 shares of Common Stock outstanding immediately prior to the Share Exchange.  The SRKP 23 Stockholders also canceled warrants to purchase an aggregate of 7,804,803 shares of Common Stock such that the SRKP 23 Stockholders held warrants to purchase an aggregate of 782,545 shares of Common Stock immediately prior to the Share Exchange.  In addition, we paid a $140,000 success fee to WestPark Capital, Inc. for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of Weixin BVI, conducting due diligence on Weixin BVI and its subsidiaries and managing the interrelationship of legal and accounting activities.  Immediately after the closing of the Share Exchange and the initial closing of the Private Placement, we had 10,884,120 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 782,545 shares of Common Stock issued and outstanding.

Pursuant to the terms of the Share Exchange and a Registration Rights Agreement entered into with each of the SRKP 23 Stockholders, we agreed to register all of the 1,907,455 shares of Common Stock and all of the 782,545 shares of Common Stock underlying the warrants held by the SRKP 23 Stockholders.  These shares will be included in a subsequent registration statement (the “Subsequent Registration Statement”) filed by us no later than the tenth (10th) day after the end of the six (6) month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement (the “Required Filing Date”).  We agreed to use reasonable efforts to cause the Subsequent Registration Statement to become effective within one hundred fifty (150) days after the Required Filing Date or the actual filing date, whichever is earlier, or one hundred eighty (180) days after the Required Filing Date or the actual filing date, whichever is earlier, if such Subsequent Registration Statement is subject to a full review by the SEC (the “Required Effectiveness Date”).  If we fail to file the Subsequent Registration Statement by the Required Filing Date or if it does not become effective on or before the Required Effectiveness Date we are required to issue, as liquidated damages, to each of the SRKP 23 Stockholders shares (the “Penalty Shares”) equal to a total of 0.0333% of their respective shares for each calendar day that the Subsequent Registration Statement has not been filed or declared effective by the SEC (and until the Subsequent Registration Statement is filed with or declared effective by the SEC), as applicable.  However, no Penalty Shares shall be due to the SRKP 23 Stockholders if we are using our best efforts to cause the Subsequent Registration Statement to be filed and declared effective in a timely manner.

On November 24, 2010 after the closing of the Share Exchange, SRKP 23 changed its corporate name from “SRKP 23, Inc.” to “China Wesen Recycling Technology, Inc.”  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Amex or the NASDAQ Global Market.

The transactions contemplated by the Share Exchange Agreement were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The execution of the Share Exchange Agreement on November 12, 2010 was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC “) on November 12, 2010.  A copy of the Share Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.

THE PRIVATE PLACEMENT

On November 23, 2010, concurrently with the closing of the Share Exchange, we consummated an initial closing of a private placement of shares of the Company’s Common Stock (the “Private Placement”).  Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 1,111,099 shares of Common Stock at $2.25 per share, for gross proceeds of approximately $2.5 million.  The purpose of the Private Placement was to increase our working capital and the net proceeds from the Private Placement will be used to expand business operations, including developing direct sources and dealerships, increasing production capacity, making permitted acquisitions, purchasing manufacturing equipment, and for general corporate purposes.

We agreed to file a registration statement covering the shares of Common Stock sold in the Private Placement within thirty (30) days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than one hundred fifty (150) days from the date of filing or one hundred eighty (180) days from the date of filing if the registration statement is subject to a full review by the SEC.  The SRKP 23 Stockholders and the investors in the Private Placement also entered into lock-up agreements pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $5 million or more, then the investors and the SRKP 23 Stockholders would not be able to sell or transfer their shares until at least six (6) months after the public offering’s completion, and (ii) if the offering is for less than $5 million, then one-tenth (1/10th) of their shares would be released from the lock-up restrictions ninety (90) days after the offering and there would be a pro rata release of the shares thereafter every thirty (30) days over the following nine (9) months.  WestPark Capital, Inc., the placement agent for the Private Placement (“WestPark Capital”), in its discretion, may also release some or all the shares from the lock-up restrictions earlier, however, (i) no early release shall be made with respect to SRKP 23 Stockholders prior to the release in full of all such lock-up restrictions on the shares of Common Stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

Pursuant to a Placement Agency Agreement entered into with WestPark Capital, we paid WestPark Capital, Inc. a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We are also retaining WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $250,000 to Keen Dragon Group Limited, a third party unaffiliated with Weixin BVI, the Company, or WestPark Capital for services in connection with arranging the Share Exchange.

Pursuant to the Placement Agency Agreement, we entered into a lock-up agreement pursuant to which we agreed that we will not, directly or indirectly, indirectly, (a) offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or such other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, other than repurchases at cost or without cost pursuant to the terms of our option and restricted stock purchase agreements, for a period beginning from the date of listing or quotation of our Common Stock on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board (the “Listing Date”) and continuing to and including the date eighteen (18) months after the Listing Date, without the prior written consent of WestPark Capital; provided, however, that we may, without the prior written consent of WestPark Capital, issue equity awards to our employees pursuant to equity incentive plans approved by our the board of directors and stockholders (provided that such grants do not exceed 7% of the outstanding shares, which includes the issuance of the shares issued in connection with the Private Placement).

Some of the controlling stockholders and control persons of WestPark Capital were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of WestPark Capital and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the President and Treasurer of WestPark Capital and was one of the Company’s controlling stockholders and an officer and director prior to the Share Exchange.  Mr. Rappaport is the sole owner of the membership interests in the parent company of WestPark Capital.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

WESEN’S BUSINESS

Overview

We recycle engineering plastics from complex waste streams and end-of-life plastic-rich durable goods such as computer and business equipment, household appliances, house wares, toys and many other sources.  We produce plastic grains and compounds which are sold to original equipment manufacturers of consumer products and plastic injection molders which produce new consumer products using recycled material.  We specialize in the production of high-density polyethylene, or HDPE, low-density polyethylene, or LDPE, acrylonitrile-butadiene-styrene, or ABS, and polystyrene, or PS.  In addition, we offer a line of household and construction products which we manufacture with our own recycled plastic compounds.  Our plastic grains are sold to trading companies and wholesalers, as well as customers in industries such as architecture industrial equipment and engineering production, chemical and petrochemical manufacturing. In addition, a substantial portion of our revenue is currently derived form the resale of scrapped plastic materials, including HDPE, LDPE, ABS and PS material, which we cannot currently recycle due to our current recycling capabilities.

Industry

China is the world’s second largest plastic products manufacturing country.  China’s plastics industry has benefited from lower production and labor costs as manufacturing and recycling of plastics products has been outsourced from higher-cost countries to China and other low-cost countries.

There is a growing awareness in the global economy on issues surrounding waste management, and recycling processes and recycled products are being developed to address those issues.  The advantages of recycling waste material are being increasingly recognized by the global community.  The environmental benefits of recycled plastics products are well known and recycled plastics are typically less expensive than virgin poly plastics.

It is estimated that demand for recycled plastic in China for the foreseeable future will be in the automotive, office building, materials, household supplies and road and rail construction industries. We believe that demand for products made from recycled materials will expand with the increased demand for environmentally-friendly products.

Products

We currently manufacture recycled plastics products made from ABS, HDPE, LDPE and PS.  Our products are produced in both translucent and opaque varieties and are colored to the strict color requirements of our customers.  We currently sell substantially all of our products in China.

Grains and Compounds

We produce a wide variety of plastic grains and compounds produced primarily from four types of recycled plastic compounds.  The grade is determined by the chemical properties of the plastic grain; higher grade plastics grains are typically more expensive.  The following is a list of the recycled plastic compounds we offer:

High-density polyethylene (HDPE).  HDPE is most commonly used for milk containers.  The Chinese government has set a target mark that 50% of milk containers must be made of recycled materials by 2020, so it is expected that the recycling rate of HDPE will likely increase.  HDPE is also used for bleach and other cleaning product containers, and is also found in films and some thin-gauge carriers and fresh produce bags.  HDPE is a versatile polymer that can be manipulated to control transparency and is also known for its strength and toughness.

Low-density polyethylene (LDPE).  LDPE is used in food trays, as well as wrapping films and bags.  It is easily cleaned, has strong impact resistance and is very flexible.  LDPE can withstand moderately high temperatures, does not absorb moisture and is chemical and corrosion resistant.  LDPE’s tensile force is lower than that of HDPE and its resilience is higher.

Acrylonitrile-butadiene-styrene (ABS).  ABS is found in the casing of electronics and computer products, beverage bottles, milk bottles and related products.  It is known for its versatility and ease of recycling.

Polystyrene (PS). PS is found in yogurt containers and food trays, and in its expanded form, in protective packaging and hot drinks cups. Research has shown that PS comprises a small part of the waste stream, but as with other rigid packaging plastics, it is likely to form part of future fixed plastics recycling trials, which focus on new ways to recycle and to enhance the collection of recyclable products.

Manufactured Recycled Products.

In addition to our plastic grains and compounds, we manufacture and market proprietary end products from our own recycled plastic material. As a vertically integrated operation, we offer environmentally friendly products as an alternative to goods manufactured with traditional raw materials. All of our products are manufactured in our 21,450 square meter warehouse and manufacturing facility located in Zhaoqing City of Guangdong province.

Consumer Products. We currently offer a line of household products such as tables and chairs, fruit boxes and other household products.

Construction Products.  We offer products for use in residential and commercial construction such as window frames and clapboards.  These products have higher margins than our consumer products. The increase in our production and sale of higher margin end products lessens our dependency on sales of raw materials for our revenues. Sales of these proprietary end-products yield higher revenues than sales of raw materials and our consumer products, which is key to increasing our profitability

Higher End Technology Focused Products.  We intend to expand our business to the production of proprietary higher end technology focused products such as railway crossties. We intend to leverage the engineering and production capabilities of our experienced management team to develop new higher margin product offerings to further boost our revenues and profitability. We believe that our expansion into these new product offerings will continue to differentiate us from our competition and will strengthen our competitiveness in the plastic recycling industry.

Resale of Scrapped Plastic Material

A substantial portion of our revenue is currently derived from the resale of scrapped plastic materials, including HDPE, LDPE, ABS and PS waste plastic materials. We currently import scrapped plastic materials in an amount that exceeds our manufacturing capabilities, but we are able to resell such materials at a premium to our cost of acquiring the scrap plastic.  The resale of our scrapped plastic materials shortens our inventory turn over period and, therefore, improves our working capital position. We expect that resales of scrapped plastics will decrease as a percentage of revenues as we continue to expand our recycling capabilities.

Sale of Appliance Parts

We also sell metal parts for various home products, including door hardware and lock parts.  The sale of these parts is primarily to overseas customers and accounted for approximately 1%, 1% and 2%, of our total net sales for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively.  It is expected that this portion of our business will be substantially eliminated by the end of the fourth quarter of fiscal 2010 or the first quarter of fiscal 2011 as we continue to focus exclusively on our recycling business.

The breakdown of our sales by type of product as a percentage of sales revenue is as follows:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2010	2009	2008
Scrapped plastic	49%	57%	59%
Plastic grains	23%	22%	37%
Construction products	20%	7%	-
Consumer products	7%	13%	2%
Appliance parts	1%	1%	2%
	100%	100%	100%

Competitive Strengths

We believe the following strengths contribute to our competitive advantages:

Comprehensive product offerings

Our core product offerings consist of plastic grains and compounds which are sold to original equipment manufacturers of consumer products and plastic injection molders which produce new consumer products using recycled material. In addition, we believe we have differentiated our company from other Chinese recycling companies in that we are able to manufacture and market proprietary end products from our own recycled plastic material.  As a vertically integrated operation, we offer environmentally friendly products as an alternative to goods manufactured with traditional raw materials.

Established manufacturing capabilities

In China, the vast majority of plastic recycling companies are small-scale operations lacking the capacity to properly process raw materials, deal with sewage treatment issues and meet required environmental standards.  In comparison, we have a large, 21,450 square meter warehouse and manufacturing facility in which we produces various plastics products, and also had a sewage treatment facility that is able to filter and process the waste products resulting from the manufacturing.

Broad source of recyclable materials

Plastic waste material supplied by Chinese suppliers is often of inferior quality due to the fact that it poorly sorted and much of it has previously been recycled. Use of this material increases the cost of production and lowers the quality of products produced with such material. In contrast, we have a steady supply of raw material from wholesalers who source products from suppliers outside China, as well as direct sourcing from different suppliers located in the United States.  We have established two direct sources in the United States which provide an estimated 20,000 tons of post-industrial scrapped materials annually and we are in negotiation with another supplier to obtain a minimum of 26,000 tons of recycled plastic from North American and Australia. The imported raw material is of a high quality, allowing us to benefit from efficiencies in our manufacturing operations and affording us the ability to offer quality plastic grains and compounds as well as a comprehensive line of consumer and commercial products used in demanding applications.

Diversified customer base

During the nine months ended September 30, 2010, we had over 10 different customers for our plastic grains and compounds across China.  Our plastic grain and compound products are used to produce a wide variety of end products, including shoe soles, outdoor furniture, and construction materials.  Our manufactured recycled products serve growing residential and commercial construction industries and benefit from increased infrastructure construction in China. Our client base spans a wide range of sectors and industries, such as architecture industrial equipment and engineering production, chemical and petrochemical manufacturing. We believe that our integrated product offerings and range of our client base enhances our reputation in the recycling industry positions us to continue to attract new customers and allows us to be more responsive to clients’ specific requirements.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes. Members of our senior management team also have significant experience with respect to key aspects of our operations, including engineering, recycling, sales and marketing.

Strategy

Our goal is to become a leading provider of plastic grains and compounds and proprietary products manufactured from such material in China. We intend to achieve this goal by implementing the following strategies:

Maximize our existing resources to increase our profitability

We plan to use our expertise in plastics recycling and in the production of products produced from our recycled plastic material to further increase our profitability. Our plan is to actively capitalize on market opportunities by:

•	expanding our sale force by recruiting experienced and knowledgeable sales personnel to reach new customers;

•	strengthening relationships with our existing clients to increase the rate of purchase of existing products; and

•	exploring new opportunities for expanding our product offerings to new and existing clients.

Expand output capacity

In November 2009, we began construction of a new facility in Gangzhou on land for which we have obtained land use rights.  This new facility will primarily act as a research and development center for our company, and will include a materials laboratory, an advanced tool shop for researching various end-user products, a showroom and our new principal corporate offices.  The new facility will allow us to improve our corporate image and increase our ability to develop high-end plastic compounds and new end-user products, and will lessen our dependence on sales of raw materials for profitability.

Focus on improved efficiencies

We will continue to focus on efforts on improving the overall efficiency of system operations and the operational performance of our main production plants through additional engineering improvements, additional automation and modernization of the production process and reducing non-scheduled shut-downs of equipment. At the same time, we intend to balance these efforts with additional focus on production safety, environmental protection, occupational health, energy conservation and emissions reduction, striving to comply with the requirements for the development of a low-carbon, green economy with recyclable materials.

Strengthen relationships with suppliers and focus on reducing commodity costs

The purchase of raw material is fundamental to the recycling business. In order to cut costs and increase profit margins, we focus on developing relationships with new suppliers and increasing amount of raw material purchased directly from overseas recyclers, as opposed to purchasing from domestic wholesalers or intermediaries. We continue to work on obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders. We also continue to monitor commodity costs and work with our suppliers and customers to manage changes in commodity costs.

Expand our line of proprietary products manufactured with our recycled plastic

We intend to expand our product offerings into higher end technology oriented products such as railroad crossties. We intend to leverage the engineering and production capabilities of our experienced management team to develop new high margin product offerings to further boost our revenues and profitability. We believe that our expansion into these new product offerings will continue to differentiate us from our competition and will strengthen our competitiveness in the plastic recycling industry.  Additionally, the increase in our production and sale of end products will lessen our dependency on sales of raw materials for our revenues.  Sales of proprietary higher end products yield higher revenues than sales of raw materials, which is key to increasing our profitability.

Pursue acquisitions to broaden our product offerings and production capability

The plastic recycling market in China remains highly fragmented, and the majority of recycling companies are regionally focused with relatively few attaining national scale. We will consider strategic acquisitions that will provide us with a broader range of service offerings and access to new markets. When evaluating potential acquisition targets, we will consider factors such as market position, growth potential and earnings prospects and strength and experience of management

Recycling Process

The plastics recycling process begins with procuring raw material, which is shipped directly from our suppliers to our recycling facility where it is classified.  Upon receipt, we perform a number of lab and physical inspections and analyses of the material to verify its chemical properties, impurity percentages and weight. The material is sorted by hand based on polymer type and color.  Visible impurities such as metal parts are be sorted and set aside as much as possible.

After sorting, the material is smashed and cut into pieced by our smashing machines.  The material is then washed and cleaned to eliminate impurities. After drying, the material is fed into plastic grain machines, which break down the material, add color pursuant to our customers’ specifications and form it into small plastic grains and compounds of recycled plastic. The plastic resins are then tested to make sure the quality meets the customers’ specifications. The recycled material is then bagged and shipped to consumers in various manufacturing industries.

The waste water from the washing process is treated in our sewage treatment area.  The water is discharged into sediment pools which separate inorganic suspended particles and insoluble organic material.  The waste water is then run through a reaction pool, where coagulant agents are added.  The water is then reprocessed through the sediment pool before it is sand filtered and run back to our facility for re-use.

Once the plastic resin is produced, we can produce end-user products using plastic extrusion or injection machines. We produce our own molds and tooling for our finished products. The proper mold and tooling is installed onto the injection machine based on different products.  We then load the resin to the material cabin and inject the melted material into the molds to form the product.

Suppliers

Our key suppliers of raw materials and wholesalers are located in Hong Kong, Australia and North America which source raw materials from suppliers outside China.  Domestically supplied waste is often poorly sorted and much of it has previously been recycled which increases the cost of production and lowers the quality of products produced with such material.  In an effort to expand direct relationships with primary suppliers and obtain a higher supply of quality and consistently recyclable materials, we established two direct sources in the United States which provide an estimated 20,000 tons of post-industrial scrapped materials annually and we are in negotiation with another supplier to obtain a minimum of 26,000 tons of recycled plastic from North American and Australia in 2010.

We rely on a small number of suppliers for our raw materials.  For the nine months ended September 30, 2010 we had three suppliers that accounted for 57%, 15% and 10%, respectively, of our raw material purchases for the period. For the year ended December 31, 2009, we had four suppliers who accounted for 29%, 26%, 22% and 21%, respectively, of our raw material purchases for the period.  For the year ended December 31, 2008, we had two suppliers who accounted for 53% and 40%, respectively, of our total raw material purchases for the period.  For the year ended December 31, 2007, we had two suppliers that counted for 89% and 11%, respectively, of our total purchases of raw material purchases for the period.

We are located in the Ding Hu District in Zhaoqing City, which possesses unique geographic strategic advantages.  Zhaoqing is one of the four ports that are allowed to import scrapped material in the Guangdong Province. The Guangzhou – Zhaoqing highway connects to other highway systems in the region.  The raw materials can be transported by ocean freighter directly from Hong Kong and other major ports to Zhaoqing.  This geographic location affords us a cost-effective way to obtain our supply shipments and to transport and deliver our finished products to our customers.

Importers of plastic waste into the PRC are subject to an import quota regulated by the Ministry of Environmental Protection.  We have been approved for an import quota of 16,100 tons of plastic waste for 2010. We currently have 17 import licenses which are issued by the Ministry of Environmental Protection of the People’s Republic of China to our PRC operating subsidiaries, Hua Su, Chuang Yi, Xin Ye and Li Jun.  The permits are issued annually and expire on December 31st of each year.  We apply for renewals of our permits each year based on our factory output capacity.  As our operations expand and our factory output capacity increases, we will apply for an increase in our import quotas, which is subject to review by the Ministry of Environmental Protection, on an annual basis.  Without our import quota, we would be required to purchase domestically supplied plastic waste, which will negatively impact the quality of our products, as most plastic waste in China has already been recycled, which is more flexible and ductile than unrecycled plastic waste.

Sales and Marketing

We employ an internal sales team that focus on selling our raw material products to both manufacturers of recycled-plastics products and distributors.  We currently do not advertise our products because demand for our products exceeds the available supply.  We monitor the recycled plastics market carefully for changes and the introduction of new products by our competitors.

All of our customers pre-pay for the raw material products they purchase and our pricing does not include shipping and transportation costs.  We typically sell our products on a purchase order basis. The customer base is spread across different geographic markets and industries, such as construction material manufacturing and outdoor furniture manufacturing.

The vast majority of our sales are generated from a small number of customers.  For the nine months ended September 30, 2010, we had three customers, Guangzhou Kialin Industrial Co., Ltd., Shantou Sky Wing Industrial Limited, and Shenzhen Aoli Metal Hardware Co., Ltd., who exceeded 10% of our revenues. These customers accounted for 44%, 29% and 12%, respectively, of revenues for the period.  These same customers accounted for 42%, 31% and 14%, respectively, of net sales for the year ended December 31 2009.  For the year ended December 31, 2008, we had two customers, Shantou Sky Wing Industrial Limited and Beijing Xingping Weiye Technology Co., Ltd., who each accounted for over 10% of our net sales.  These customers accounted for 63% and 29%, respectively, of revenues for the period. We expect that we will continue to depend upon a small number of customers for a significant majority of our sales for the foreseeable future.

Research and Development

Currently, we do not conduct any significant research and development.  We incurred no research and development expenses during the nine months ended September 30, 2010 or years ended December 31, 2009 and 2008.  We are currently constructing a new research and development facility which we expect will be completed in the third quarter of 2011.  We will focus our research and development efforts on improving our plastic recycling process and improving and developing end-products for new applications.  We intend to employ scientific and technical personnel who will be directly engaged in the research and development of new products and their applications.   Our research professionals will closely observe industry trends in plastics recycling to design new products.  We are in the process of establishing a strategic cooperation arrangement with the Changchun Institute of Applied Chemistry, which will help us to develop various new technologies and products.

Competition

The market for recycling plastics in China is highly fragmented and there are few companies that have vertically integrated operations that are able to recycle plastics and manufacture end products.  We face competition from other plastic recyclers, as well as manufacturers of recycled plastics end-products.  Many of our competitors have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have.  Our competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.  Our primary competitor is Hua Nan Recycled Resource (Zhong Shan) Col, Ltd., which both recycled plastics and produces end-products. Our other competitors include Foshan Nanhai Lishui Lisuo Plastic Limited, which specializes in processing PET waste plastics; Guangdong Foshan Warsing Plastic Limited, which specializes in processing a wide range of materials such as PS, LDPE, HDPE, polyethylene terephthalate (‘PET”), polyvinyl chloride (“PVC”), polypropylene (“PP”), poly(methyl methacrylate) (“PMMA”), and polycarbonate (“PC”); and Tongbao Environmental Technology Limited, which specializes in processing plastic materials such as ABS, HDPE, LDPE, PP, PC, PMMA and linear low-density polyethylene (“LLDPE”).

PRC Government Regulations

The plastics recycling industry in China is subject to a number of laws and regulations, such as Prevention and Control of Environmental Pollution by Solid Wastes Law and Administrative Measures for the Recycle of Renewable Resources.  This section summarizes the principal PRC regulations currently relevant to our business and operations.

Prevention and Control of Environmental Pollution by Solid Wastes

The Prevention and Control of Environmental Pollution by Solid Wastes Law of the PRC was enacted in 1995 and amended in 2004.  Under this law, the PRC government authority encourages and supports scientific research, technological development and the dissemination of advanced prevention and control technologies and scientific knowledge in the prevention and control of environmental pollution of solid wastes.  The law forbids the import of solid wastes that cannot be used as raw materials and those that cannot be utilized through harmless treatment, and restricts the import of solid wastes that can be used as raw materials and implements the classification management of automatic licensing import thereto.  The import of solid wastes listed in the catalogue of import-restricted shall be examined and approved by the environmental protection administrative department of the State Council in collaboration with the foreign trade administrative department of the State Council.  For any importation of solid wastes listed in the catalog of automatic licensing import, formalities on the automatic licensing import shall be gone through.

Recycle of Renewable Resources

Administrative Measures for the Recycle of Renewable Resources was enacted in 2007, which regulates the operation of the renewable resource recycling industry.  According to this administrative measure, renewable resources recycling operators should apply for a business license from the local office of administration for industry and commerce and register with the local office of Ministry of Commerce within 30 days after obtaining the business license; if the operator is recycling scrap metal, regardless of whether it is recycles for production or non-production purposes, a renewable resources recycling operator is also required to register with the local public security authority.  Renewable resources recycling operators must register any changes in their registration with the local office of Ministry of Commerce within 30 days and with the local public security authority within 15 days (if applicable) after such changes take place.

Product Liability and Consumers Protection

Product liability claims may arise if the products sold have any harmful effect on the consumers. The injured party may make a claim for damages or compensation. The General Principles of the Civil Law of the PRC, which became effective in January 1987, state that manufacturers and sellers of defective products causing property damage or injury shall incur civil liabilities for such damage or injuries.

The Product Quality Law of the PRC was enacted in 1993 and amended in 2000 to strengthen the quality control of products and protect consumers’ rights and interests. Under this law, manufacturers and distributors who produce or sell defective products may be subject to confiscation of earnings from such sales, revocation of business licenses and imposition of fines, and in severe circumstances, may be subject to criminal liability.

The Law of the PRC on the Protection of the Rights and Interests of Consumers was promulgated on October 31, 1993 and became effective on January 1, 1994 to protect consumers’ rights when they purchase or use goods or services. All business operators must comply with this law when they manufacture or sell goods and/or provide services to customers.

The Tort Law of the PRC effective on July 1, 2010 requires that when the product defect endangers people’s life or property, the injured party may hold the producer or the seller liable in tort and require that it remove obstacles, eliminate danger, or take other action. The Tort Law also requires that when a product is found to be defective after it is put into circulation, the producer and the seller shall give timely warnings, recall the defective product, or take other remedial measures.

Employment Laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.  The National Labor Contract Law has enhanced rights for the nation’s workers, including permitting open-ended labor contracts and severance payments.  The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees.  It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed once or the employee has worked for the employer for a consecutive ten-year period.

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations promulgated by the State Council, as amended on August 5, 2008, or the Foreign Exchange Regulations. Under the Foreign Exchange Regulations, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless prior approval of the PRC State Administration of Foreign Exchange, or SAFE is obtained and prior registration with the SAFE is made.  Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE.  Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce (“MOFCOM”), the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

As of September 30, 2010, we had approximately 105 employees, 93 of which are full time employees. All of our employees are based inside China and Hong Kong.  We have not experienced any work stoppages and we consider our relations with our employees to be good.  We have a labor contract with each of our employees as required PRC law, which includes provisions relating to working conditions, term of employment, working time, payment of salary and other terms.

Approximately 65% of our employees currently live in company-provided housing facilities.  Under PRC laws, we are required to make contributions to a housing assistance fund for employees based in China.  Any increase in contributions to the housing assistance fund will increase the costs and expenses of conducting our business operations and could have negative effect on our results of operations.

Properties

Our principal executive offices are located at Room 405, Floor 4, North Tower, 9 Shen Zhou Road, Guangzhou High-tech Industrial Development Zone, Guangzhou, People’s Republic of China. We lease these facilities under a two-year lease that expires on February 28, 2012 for free. This lease agreement has been registered with the local competent authority.

All of our manufacturing operations are currently located in mainland China at in Zhaoqing City, Guangzhou. We lease approximately 34.6 acres of land upon which our 21,450 square meter manufacturing facility is located.  Our manufacturing facility consists of manufacturing plants, storage areas, dormitories and research and development facilities.  This lease expires on October 8, 2026 and we have prepaid the rent under this lease through the duration of the lease.  We renew our leases upon their expiration. This lease agreement has not been registered with the local competent authority yet.

In China, only the PRC government and peasant collectives may own land. On November 15, 2009, we acquired approximately 12,143 square meters of land in Guangzhou city for a total of RMB 7.29 million ($1.12 million) under a land use right grant from the Guangzhou Land Resource Bureau that gives us the right to use the land for 50 years pursuant to an agreement with the government of Guangzhou. In the event we wish to continue to use the land after the 50-year period, we must apply for an extension at least one year prior to the land grant’s expiration. We are currently in the process of building a new facility on this site which will house our new research and development center and corporate offices, as well as additional manufacturing space.  We anticipate that the new facility will be completed in the third quarter of 2011.  Our rights with respect to the land use right grant permit us to develop the land and construct buildings for industrial applications. We have the right to transfer or rent the land and use it as collateral for our loans.

Legal Proceedings

We are not involved in any material legal proceedings outside of the ordinary course of our business.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting us.  This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATING TO OUR BUSINESS

Our future success depends on our ability to increase revenues from our recycling operations

We believe that our future success depends on our ability to significantly increase revenue from processing recycled plastic wastes.  We plan to grow by increasing our product output volume, developing new products utilizing our recycled plastic products and entering new markets in China and internationally.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies, including:

•	Developing and enhancing processing methods;

•	Entering new markets in a cost effective manner;

•	Expanding on domestic and international marketing efforts to increase awareness of our products and capture market share;

•	Responding to competitive pressures;

•	Maintaining and developing relationships with customers and suppliers; and

•	Attracting and retaining qualified management, consultants and employees.

The success of our business is dependent upon our ability to secure plastic wastes at competitive prices.

Our ability to generate revenue depends in large part upon our ability to secure plastic wastes at competitive prices.  There is a world-wide market for these raw materials, and we face competition from other low-cost users.  If the market demand for plastics wastes or the rate at which plastic materials are recycled increase, this would likely affect both the availability and price of plastics wastes.  Additionally, as the substantial majority of the raw material used in our manufacturing is imported, an increase in the freight costs or costs of importing such material would increase our production costs.  To the extent that we are unable to secure sufficient plastics wastes at competitive prices, our business, financial condition and results of operations will be materially adversely affected.

We depend on a limited number of suppliers for a substantial majority of our raw materials.

We import the substantial majority of plastics wastes from a limited number of suppliers located in Hong Kong, Australia and the United States.  For the nine months ended September 30, 2010, we had six suppliers who accounted for 98% of our total purchases.  For the year ended December 31, 2009, we had four suppliers who accounted for an aggregate of 98% of our total purchases.  For the year ended December 31, 2008, we had two suppliers who accounted for an aggregate of 93% of our total purchases of raw materials.  Failure to maintain good relationships with our current suppliers or to develop new supply sources could negatively affect our ability to obtain the raw materials used to produce products in a timely manner.  If we are unable to obtain sufficient supplies of raw material from our existing suppliers or develop alternative supply sources, we may be unable to satisfy our customers’ orders which would materially and adversely affect our revenues and our relationship with our customers.  Furthermore, we are dependent on our suppliers for the timely delivery of raw materials.  Should our suppliers fail to deliver such materials on time, and if we are unable to source these materials from alternative suppliers on a timely basis, our revenue and profitability would be adversely affected.

The Chinese government limits the amount of plastic waste which may be imported.

The Chinese government limits the amount of plastic waste which may be imported into China.  Imports of plastic waste are subject to an import quota regulated by the Ministry of Environmental Protection; we have been approved for an import quota of 16,100 tons of plastic waste for the year ended on December 31, 2010.  Although we have not previously experienced difficulties obtaining and renewing our import license or applying for and obtaining increases in our import quota, we cannot guarantee that our import license or any application to increase our quota will be approved in the future.  If we fail to retain our import license or cannot receive increases in our import quota as needed, we would have to use domestically supplied plastics wastes which often consist largely of previously recycled plastics of an inferior quality to virgin plastics waste.  If we are required to use domestically supplied plastics waste, the quality of our products may decline and we could be required to lower our prices which would adversely affect our revenue and profitability.

Changes in Chinese environmental regulations and enforcement policies could subject us to additional liability and adversely affect our ability to continue certain operations.

Because Chinese environmental regulations continue to develop and evolve rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations.  There are numerous Chinese provincial and local laws and regulations relating to the protection of the environment and the ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision.  Our business and operating results could be materially and adversely affected if we were required to increase expenditures to comply with any new environmental regulations affecting our operations.  We may, in the future, receive citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable regulations, including various transportation, environmental or land use laws and regulations.  Should we receive such citations or notices, we would generally seek to work with the authorities to resolve the issues raised by such citations or notices.  There can be no assurance, however, that we will always be successful in this regard, and the failure to resolve a significant issue could result in adverse consequences to us.  As a result, we could incur material liabilities resulting from the costs of complying with environmental laws, environmental permits or any claims concerning noncompliance, or liability from contamination.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at third-party sites for which we are liable.  Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third-party sites may require us to make additional material expenditures, which would adversely affect our profitability.

If environmental regulation enforcement is relaxed, the demand for our products may decrease.

The demand for our products is substantially dependent upon the public’s concern with, and the continuation and proliferation of, the laws and regulations governing the recycling of plastic.  A decrease in the level of public concern, the repeal or modification of these laws, or any signification relaxation of regulations relating to the recycling of plastic would significantly reduce the demand for our products and could have a material adverse effect on our operations and financial condition.

Our business could be materially affected by a global decrease in crude oil prices.

Since most plastic resin is made from refined crude oil byproducts, the price of oil significantly affects the raw material costs for plastics. Any substantial decrease in the price of oil would make production of virgin plastic material more attractive and substantially reduce demand for our recycled plastics products.

We have depended on a small number of customers for the vast majority of our sales.  A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers. During the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, we had three, three and two customers that generated revenues of at least 10% of our total revenues, respectively , with our largest customer accounting for 44%, 42% and63% of our revenues for each respective period.  A total of approximately 85%, 87% and 92% of our revenues for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively, were attributable to customers that each individually accounted for at least 10% of our sales. We believe that we may depend upon a small number of customers for a significant majority of our sales in the future, and the loss or reduction in business from any of these customers could cause a significant decline in our sales and profitability.

A substantial portion of our assets has been comprised of accounts receivable representing amounts owed by a small number of customers. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable to pay our liabilities or expand our sales volume.

Our accounts receivable represented approximately 35.7%, 38.2% and 35.9%, of our total current assets as of September 30, 2010, December 31, 2009 and December 31, 2008, respectively. As of September 30, 2010, 95.9% of our accounts receivable represented amounts owed by 6 customers, each of which represented over 5% of the total amount of our accounts receivable.  As of December 31, 2009, 94.3% of our trade receivables were owed to us by 5 customers, each of which represented over 5% of the total amount of our trade receivables.  As of December 31, 2008, 90% of our trade receivables were owed to us by three customers, each of which represented over 5% of the total amount of our trade receivables.  As a result of the substantial amount and concentration of our trade receivables, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to borrow funds to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from 15 days to as high as three months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period and adversely impact our working capital.

Our plastics waste operations are risky and we may be subject to civil liabilities as a result of hazards posed by such operations.

Our operations are subject to potential hazards incident to the gathering, processing and storage of plastics waste such as product spills, leaks, emissions and fires.  These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility.  Consequently, we may face civil liabilities in the ordinary course of our business.  At present, we do not carry any insurance to cover such liabilities in the ordinary course of our business, except that our employees are insured for injuries occurring at work.  Although we have not faced any civil liabilities historically in the ordinary course of our waste treatment operations, there is no assurance that we will not face such liabilities in the future.  If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

Our business could be subject to potential liability claims.

The testing, manufacturing and marketing of our products involve inherent risks related to product liability claims or similar legal theories that may be asserted against us, some of which may cause us to incur significant defense costs.  We do not currently maintain or intent to procure product liability insurance coverage.  A successful product liability claim or other judgment against us could have a material adverse effect upon us.

We do not carry any business interruption or liability insurance.  As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection.  We do not currently maintain any business interruption insurance or any other comprehensive insurance policy, except for a key-man life insurance policy on certain of officers and directors and liability insurance on our automobiles.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  Business disruption insurance is available to a limited extent in China, but we have determined that the risks of disruption, the cost of such insurance and the difficulties associated with acquiring such insurance make it impractical for us to have such insurance.  Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Our business is affected by competition and substantial technological change.

We currently face competition from many other recycling and plastics companies that produce recycled plastics at prices that are substantially lower than the prices we charge.  Many of these companies have substantially greater financial and other resources than us and, therefore, are able to spend more than us in areas such as product development, manufacturing and marketing.  In addition, several plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of their products.  Increased recycling of plastic products could lessen their harmful environmental impact, one major basis upon which we compete.

In addition, there are few proprietary rights associated with the production of our recycled raw material products. While we seek to differentiate ourselves from other Chinese recycling companies through our production of proprietary products manufactured with our recycled plastic products, there are no significant barriers to entry in the section of our business devoted to production of recycled raw material products and resale of plastic scrap materials. For this reason, there may be many substantial competitors that may enter our markets that we are unable to currently identify.

Competitors may develop products that render our products or proposed products uneconomical or results in products being commercialized that may be superior to our products.  In addition, alternatives to recycled plastics could be developed, which would have a material adverse affect on us.

Our production costs and revenues are impacted by increases in the cost of labor.

The manufacturing of recycled plastics is highly labor-intensive as all raw material classification is done by hand.  Recent changes in Chinese labor laws are likely to increase costs further and impose restrictions on our relationship with our employees.  In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws.  The Labor Contract Law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions.  As a result of the Labor Contract Law, we have had to increase the salaries of our employees, provide additional benefits to our employees, and revise certain other of our labor practices.  The increase in labor costs has increased our operating costs, which increase we have not always been able to pass through to our customers.  In addition, under the Labor Contract Law, employees who either have worked for us for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches our rules and regulations or is in serious dereliction of his or her duties.  Such non-cancelable employment contracts will substantially increase our employment related risks and limit our ability to downsize our workforce in the event of an economic downturn.  No assurance can be given that we will not in the future be subject to labor strikes or that we will not have to make other payments to resolve future labor issues caused by the new laws.  Our PRC subsidiaries have not purchased sufficient social insurance for all of their employees.  If the local labor authorities order our PRC subsidiaries to do so, we may become obligated to pay unpaid insurance premiums thereby increasing our labor costs.  Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

We may be exposed to monetary fines by the local housing authority and claims from our employees in connection with our PRC subsidiaries’ non-compliance with regulations with respect to contribution of housing provident funds for employees.

According to the relevant PRC regulations on housing provident funds, PRC enterprises are required to contribute housing provident funds for their employees. The monthly contributions must beat least 5% of each employee’s average monthly income in the previous year.  Our PRC subsidiaries have not paid such funds for their employees since its establishment.  Under local regulations on the collection of housing provident funds in Guangzhou and Zhaoqing where our PRC subsidiaries are located, the local housing authorities may require our PRC subsidiaries to rectify their non-compliance by setting up bank accounts and making payments and relevant filings for the unpaid housing funds for their employees within a specified time period. If our PRC subsidiaries fail to do so within the specified time period, the local housing authority may impose monetary fines on them and may also apply to the local people’s court for enforcement. Employees of our PRC subsidiaries may also be entitled to claim payment of such funds individually.  If we receive any notice from the local housing authorities or any claim from our current and former employees regarding our non-compliance with the regulations, we will be required respond to the notice and pay all amounts due to the government, including any administrative penalties imposed, which would require us to divert our financial resources and/or impact our cash reserves, if any, to make such payments.  Additionally, any administrative costs in excess of the payments, if material, may impact our operating results.

Our business may be adversely affected by the global economic downturn, in addition to the continuing uncertainties in the financial markets.

The global economy is currently in a pronounced economic downturn.  Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability.  Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence.  Any economic downturn generally in the PRC, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance.  The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We will need additional capital to successfully implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

Our continued growth is dependent upon our ability to generate increased revenue from our existing customers, obtain new customers and raise capital from outside sources.  In November 2009, we began constructing a new factory in Guangzhou, China. We estimate that we will expend $5 million in constructing this new facility.  An important element of our growth strategy is expected to be the development of operational locations outside of Guangzhou, China.  We believe that in order to continue to operate additional market share and general additional revenue, we will have to raise more capital to fund the construction and installation of additional facilities and to obtain additional equipment to collect and process plastics waste for our existing and future customers.  For example, we anticipate that we will require approximately $30 million in order to fund expansion projects to upgrade our existing plastics waste processing facilities, to finance the construction and installation of additional facilities and to obtain additional equipment to accommodate expected demand for our products and more stringent regulatory criteria in environmental management, We anticipate that such funding will be provided through a variety of sources including bank loans, equity financing and net cash flow generated from operations.

In the future, we may be unable to obtain the necessary financing for our capital requirements on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability.  Our ability to obtain acceptable financing at any time may depend on a number of factors, including: our financial condition and results of operations; the condition of the PRC economy and the industrial waste treatment industry in PRC, and conditions in relevant financial markets in the United States, PRC and elsewhere in the world.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded our operations since our inception and will endeavor to further expand our operations in the future.  Any additional significant growth in the market for our services or our entry into new markets may require and expansion of our employee base for managerial, operational, financial, sales and marketing and other purposes.  During any growth, we may face problems related to our operational and financial systems and controls, including quality control and service capacities.  We would also need to continue to expand, train and manage our employee base.  Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the development of new products, to increase our output capacity and to hire additional employees.  For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls.  Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability.  We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business.  The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy.  We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions.  Acquired businesses may fail to meet our performance expectations.  If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do.  If these risks materialize, our stock price could be materially adversely affected.

We may be subject to intellectual property infringement claims, which could result in litigation and substantial costs to defend.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties.  We may receive notice of claims of infringement of other parties’ proprietary rights.  Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims.  The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief.  Even if such litigation is not successful, it could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We face risks related to natural disasters, terrorist attacks or other unpredictable events in China which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters, terrorist attacks or other events in China where all of our operations are located.  For example, in early 2008, parts of China suffered a wave of strong snow storms that severely impacted public transportation systems.  In May 2008, Sichuan Province in China suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties.  The May 2008 Sichuan earthquake has had a material adverse effect on the general economic conditions in the areas affected by the earthquake.  The occurrence of any future disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay operations.  We may incur expenses relating to such damages, which could have a material adverse effect on our business and results of operations.

We may adopt an equity incentive plan under which we may grant securities to compensate employees and other services providers, which would result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees.  Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award.  We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges.  The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future.  If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income.  However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead.  Furthermore, the issuance of equity awards would dilute the shareholders’ ownership interests in our company.

RISKS RELATED TO US DOING BUSINESS IN CHINA

As substantially all of our assets are located in the PRC and all of our revenues are derived from our operations in China, changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes.  Decided legal cases do not have so much value as precedent in China as those in the common law system prevalent in the United States.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the plastics recycling industry, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our PRC subsidiary, Kelida, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in China.  Moreover, all of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of the business licenses for our subsidiaries organized in the PRC, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun, is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating entities, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun, can only conduct business within their approved business scopes, which ultimately appears on their business licenses.  The business for Kelida covers its present business to engage in the research, development and manufacture of intelligent control systems, metal parts and electronic products, the sale of self-made products and the provision of after-sale service.  The business license for Chuang Yi covers its present business to engage in the recycling, processing and sale of plastic and hardware waste, handling goods and technology importation and exportation as its own business or as an agent.  The business licenses for Hua Su covers its present business to engage in the manufacture and sale of imported plastic waste and hardware, handling goods and technology importation and exportation as its own business or as an agent.  The business licenses for Li Jun covers its present business to engage in the manufacture and sale of recycled waste plastic products, plastic craft products, handling goods and technology importation and exportation as its own business or as an agent. The business licenses for Xin Ye covers its present business to engage in the manufacture and sale of recycled waste plastic products and handling goods and technology importation and exportation as its own business or as an agent.  Additionally, we may choose to enter into new areas and activities that are not currently covered by our business licenses.  Prior to expanding our business and engaging in activities that are not covered by our current business licenses, we are required to apply and receive approval from the relevant PRC government authorities.  In order for us to expand our business beyond the scope of our licenses, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  PRC authorities, which have discretion over business licenses, may reject our request to expand the scope of our business licenses to include our planned areas of expansion.  We will be prohibited from engaging in any activities that the PRC authorities do not approve in our expanded business licenses.  Companies that operate outside the scope of their licenses can be subjected to fines, disgorgement of income and ordered to cease operations.  Our business and results of operations may be materially and adversely affected if we are unable to obtain the necessary government approval for expanded business licenses that cover any areas in which we wish to expand.

Contract drafting, interpretation and enforcement in China involve significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business.  As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations.  As a result, contracts in China are more vulnerable to disputes and legal challenges.  In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties.  Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to comply with PRC regulations relating to corporate restructurings and / or obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our planned public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China.  Circular 75 requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75.  However, there exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.  We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules, however, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  Failure by any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.  Because of uncertainty in how Circular 75 will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans.  For example, our PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders over whom we have no control.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect on September 8, 2006 and was further amended on June 22, 2009.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the Revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.  Our PRC counsel, Han Kun Law Offices, believes that it is uncertain whether the transaction is subject to CSRC’s approval due to the reasons that (i) Kelida was established by means of direct investment rather than by merger or acquisition by Weixin HK;, and (ii) in reality, many other similar companies have completed similar transactions like the share exchange and private placement contemplated under the Exchange Agreement without CSRC’s approval and our PRC legal counsel is not aware of any situation in which the CSRC has imposed a punishment or penalty in connection with any such transactions.  However, if the CSRC or other PRC Government Agencies subsequently determine that CSRC approval is required for the share exchange and private placement contemplated under the Exchange Agreement, we may face material regulatory actions or other sanctions from the CSRC or other PRC Government Agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.  In addition, any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.

According to the M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s).  Under the M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.  In February 2010, Kelida acquired the equities of each of Chuang Yi, Hua Su, Li Jun and Xin Ye (the “WFOE Acquisition”).  At the time of the WFOE Acquisition, the WFOE was indirectly owned by a PRC individual who had an entrustment arrangement with the PRC shareholders of each of Chuang Yi, Hua Su, Li Jun and Xin Ye.  Under such entrustment arrangement, the PRC shareholders of each of Chuang Yi, Hua Su, Li Jun and Xin Ye were holding their shares on behalf of the PRC individual indirectly owning the WFOE prior to and until the WFOE Acquisition.  The WFOE Acquisition has been completed without being deemed by relevant PRC Government Agencies as Related Party Acquisition which requires the approval of MOFCOM.  However, it remains uncertain that whether the PRC Government Agencies would later challenge the WFOE Acquisition with the concern of Related Party Acquisition and require the MOFCOM’s approval for the WFOE Acquisition and impose material regulatory actions or other sanctions on us if we are unable to obtain the MOFCOM approval or a waiver of such approval, if and when procedures are established to obtain such a waiver, invalidate the WFOE Acquisition, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from any private placement or public offerings into China, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or take other actions that could have a material and adverse effect on our business, financial condition or results of operations, as well as on the trading price of our common stock.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations.  It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM, SAFE, CSRC and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law.  Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance with such rules.

If the land use rights of our landlord are revoked, we would be forced to relocate operations.

Under Chinese law, land is owned by the state or rural collective economic organizations.  The state issues to the land users the land use right certificate.  Land use rights can be revoked and the land users could be forced to vacate at any time when redevelopment of the land is in the public interest.  The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent.  In November 2009, we acquired approximately 12,143 square meters of land equity in Guangzhou for a total of RMB 7.29 million under land use right grant from the Guangzhou Land Resource Bureau that gives us the right to use the land for 50 years and an agreement with Guangzhou Land Resource Bureau.  Besides our land use rights in Guangzhou, we rely on our own land use rights and the land use rights of our landlords in Zhaoqing, and the loss of own land uses rights or our landlords’ land use rights would require us to identify and relocate our operations, which could have a material adverse effect on our financial conditions and results of operations.

The plants built by Chuang Yi, Hua Su, Li Jun and Xin Ye on the land they leased from certain landlord are temporary buildings, and we cannot assure you of our continuity use of the plants and we may be forced to relocate operations.

Chuang Yi, Hua Su, Li Jun and Xin Ye lease land from a landlord in Zhaoqing.  Each of Chuang Yi, Hua Su, Li Jun and Xin Ye has built its own plant on the leased land.  All of the plants were built as temporary buildings and, therefore, Chuang Yi, Hua Su, Li Jun and Xin Ye are not able to obtain any house ownership certificates for their plants.  Temporary buildings may only exist for a limited period and the local authority may determine to remove the temporary buildings at its discretion.  If the local authority orders us to remove the plants, we have to relocate our operations, which could have a material adverse effect on our financial conditions and results of operations.

We will not be able to complete an acquisition of prospective acquisition targets in the PRC unless their financial statements can be reconciled to U.S. generally accepted accounting principles in a timely manner.

Companies based in the PRC may not have properly kept financial books and records that may be reconciled with U.S. generally accepted accounting principles.  If we attempt to acquire a significant PRC target company and/or its assets, we would be required to obtain or prepare financial statements of the target that are prepared in accordance with and reconciled to U.S. generally accepted accounting principles.  Federal securities laws require that a business combination meeting certain financial significance tests require the public acquirer to prepare and file historical and/or pro forma financial statement disclosure with the SEC.  These financial statements must be prepared in accordance with, or be reconciled to U.S. generally accepted accounting principles and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB.  If a proposed acquisition target does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed acquisition target.  These financial statement requirements may limit the pool of potential acquisition targets with which we may acquire and hinder our ability to expand our retail operations.  Furthermore, if we consummate an acquisition and are unable to timely file audited financial statements and/or pro forma financial information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as Item 9.01 of Form 8-K, we will be ineligible to use the SEC’s short-form registration statement on Form S-3 to raise capital, if we are otherwise eligible to use a Form S-3.  If we are ineligible to use a Form S-3, the process of raising capital may be more expensive and time consuming and the terms of any offering transaction may not be as favorable as they would have been if we were eligible to use Form S-3.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises’ Share Transfer Income (“Circular 698”) that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (SAT) released a circular (Guoshuihan No. 698 – Circular 698) on December 10, 2009 that addresses the transfer of shares of Chinese resident companies by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  While, Circular 698 does not apply to shareholders who are individuals, two of the original shareholders of Weixin BVI were BVI companies.  The PRC authority has the discretion to determine whether these enterprise shareholders are treated as a resident enterprise.  If such shareholders are recognized as non-resident enterprises, Circular 698 may have been applicable to the Share Exchange due to the transfer of shares of Weixin BVI, which indirectly holds the equity interests of Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun, to the Company by such enterprise shareholders.  Circular 698 provides that where a non-resident enterprise investor indirectly transfers the equity of a PRC resident enterprise, if the overseas intermediary holding company being transferred by the non-resident enterprise is established in a country/region where the effective tax rate is less than 12.5% or which does not tax the overseas income of its residents, the non-resident enterprise must submit the required documents to the PRC tax authority in charge of the PRC resident enterprise within 30 days after the equity transfer agreement is concluded.  However, there is uncertainty as to the application of Circular 698.  For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China.  Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise.  We have not provided any information to the relevant PRC tax authorities regarding the share exchange transaction.

We have sought the advice, but not an opinion, of PRC legal counsel regarding the application of and the risks associated with Circular 698.  Circular 698, which provides parties with a short period of time to comply its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  It further provides that where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.  However, there are no formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.

Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of our holding companies, Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands (“Weixin BVI”) and Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong (“Weixin HK”).  If we, Weixin BVI or Weixin HK is determined to be a PRC resident enterprise by PRC tax authorities, Circular 698 will not be applicable to any direct or indirect transfer of our shareholdings in Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun.  If we, Weixin BVI or Weixin HK is determined to be a non-resident enterprise by the PRC tax authorities and the direct or indirect transfer of our shareholdings in Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun, is recognized by the tax authority in charge as the transfer of shares of Chinese resident companies by nonresident companies, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.  Because Weixin HK, a Hong Kong company owns 100% of Kelida; Weixin BVI, a British Virgin Islands company owns 100% of Weixin HK; and the Company, a Delaware corporation, owns 100% of Weixin BVI, it is possible that Circular 698 could apply to any transfer of shares of the Company, Weixin BVI or Weixin HK, as an indirect transfer of the equity of Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun, if such transfers are not made through a public securities market or by individuals.  If the PRC tax authority determines that Circular 698 applies to us, we will be obligated to make tax returns filings with the relevant PRC tax authority in accordance with PRC tax laws and regulations.  Failure to do so will subject us to fines up to RMB 10,000 ($1,471).  Furthermore, if the PRC tax authority determines that our arrangement which resulted in the underpayment of taxes was done to evade taxation, in addition to paying all the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable and has appreciated slightly against the U.S. Dollar.  Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar.  Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. dollar.

As we may rely on dividends and other fees paid to us by our subsidiary and affiliated consolidated entities in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the amount of, and any dividends payable on, our shares in U.S. dollars.  To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion.  Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.  In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiary and affiliated consolidated entities in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which may not reflect any underlying change in our business, results of operations or financial condition.

Governmental control of currency conversion may limit our ability to utilize our revenues.

Substantially all of our revenues and expenses are denominated in Renminbi.  Under PRC laws, the Renminbi is currently convertible under a company’s “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the company’s “capital account,” which includes foreign direct investment and loans, without the prior approval of SAFE.  SAFE reserves the discretion to deny the conversion of RMB into foreign currencies for capital account transactions.  Currently our PRC subsidiaries, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE.  Therefore, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun may convert the revenues it generates in RMB into other currencies, such as U.S. Dollars, for settlement of current account transactions without having to obtain approval from SAFE.  However, foreign exchange transactions by Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC governmental authorities, including SAFE.  Therefore, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun may not convert its sales revenues from RMB into other currencies for capital account transactions, such as to repay a loan, without first obtaining the approval of SAFE.  If Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun borrow foreign currency loans from us or other foreign lenders, these loans must first be registered with the SAFE.  If Kelida, a wholly foreign-owned enterprise, borrows foreign currency, the accumulative amount of its foreign currency loans shall not exceed the difference between the total investment and the registered capital of Kelida.  If we finance Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun by means of additional capital contributions, these capital contributions must be approved by certain government authorities such as the Ministry of Commerce or its local counterparts.  Additionally, the existing and future restrictions on currency exchange may affect the ability of our PRC subsidiary or affiliated entities to obtain foreign currencies, limit our ability to meet our foreign currency obligations, or otherwise materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth can lead to growth in the money supply and rising inflation.  According to the National Bureau of Statistics of China, the change in China’s Consumer Price Index increased to 8.5% in April 2008.  If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending.  The implementation of such policies may impede economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  In April 2006, the People’s Bank of China raised the interest rate again.  Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On March 28, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.”  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  Domestic individuals who are granted shares or share options by companies listed on overseas stock exchanges based on the employee share option or share incentive plan are required to register with the State Administration of Foreign Exchange or its local counterparts.  Pursuant to Circular 78, PRC individuals participating in the employee stock option plans of the overseas listed companies shall entrust their employers, including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China, or engage domestic agents to handle various foreign exchange matters associated with their employee stock options plans.  The domestic agents or the employers shall, on behalf of the domestic individuals who have the right to exercise the employee stock options, apply annually to the State Administration of Foreign Exchange or its local offices for a quota for the conversion and/or payment of foreign currencies in connection with the domestic individuals’ exercise of the employee stock options.  The foreign exchange proceeds received by the domestic individuals from sale of shares under the stock option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents.  If we adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens, Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We will comply with Circular 78 if we adopt an equity incentive plan.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject our PRC subsidiary when it is deemed a domestic agent as defined under Circular 78 and participants of our incentive plan who are PRC citizens to fines and legal sanctions and may prevent us from being able to grant equity compensation to our PRC employees.  If we are unable to compensate our PRC employees and directors through equity compensation, our business operations may be adversely affected.

Under the New EIT Law, we, Weixin BVI and Weixin HK may be classified as “resident enterprises” of China for tax purposes, which may subject us, Weixin BVI and Weixin HK to PRC income tax on taxable global income.

Under the new PRC Enterprise Income Tax Law (the “New EIT Law”) and its implementing rules, both of which became effective on January 1, 2008, enterprises are classified as resident enterprises and non-resident enterprises.  An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes.  The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as us, Weixin BVI and Weixin HK.  The Company has not sought the advice of PRC tax counsel regarding the risks associated with the New EIT Law.  Because our Weixin BVI’s and Weixin HK’s members of management are located in China, we believe it is likely that the we, Weixin BVI and Weixin HK meet the qualifications of a “resident enterprise” and would be recognized as a Chinese “resident enterprise,” subject to the ultimate judgment of the PRC tax authority, based on the standard of “de facto management body”.  “Resident enterprise” treatment would not have impacted the Company’s results since the New EIT Law’s effectiveness, as Weixin BVI and Weixin HK have no taxable income and no dividends were paid by any of our subsidiaries, including Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun.  If the PRC tax authorities determine that we, Weixin BVI or Weixin HK is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income, including interest income on the proceeds from this offering, as well as PRC enterprise income tax reporting obligations.  The failure to pay such taxes will subject us to fines up to RMB10,000 ($1,471), and furthermore, if the PRC tax authority determines that our arrangement which resulted in the underpayment of taxes was done to evade taxation, in addition to paying all the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.  Second, the New EIT Law provides that dividend paid between “qualified resident enterprises” is exempted from enterprise income tax.  A recent circular issued by the State Administration of Taxation on April 22, 2010, regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC shareholders.  It is unclear whether the dividends that we, Weixin BVI or Weixin HK receives from Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun will constitute dividends between “qualified resident enterprises” and would therefore qualify for tax exemption, because the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.  We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.  As a result of the New EIT Law, our historical operating results will not be indicative of our operating results for future periods and the value of our common stock may be adversely affected.

Dividends payable by us to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If dividends payable to our stockholders are treated as income derived from sources within China, then the dividends that stockholders receive from us, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.  We have not consulted with PRC tax counsel regarding the taxes that may be associated with dividends paid by us.

Under the New EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends payable by us to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC.  Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered as a resident enterprise which is domiciled in China for tax purpose.  Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of us, Weixin BVI and Weixin HK is holding Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun, and the capital gain derived by our overseas shareholders or investors from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to a PRC withholding tax at the rate of up to 10%.  If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer or our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China.  Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise.  However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company.  Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.  If we have such an obligation, our omission or failure to fulfill such obligation may subject us to similar penalties to those applied to a taxpayer, including fines up to RMB10,000, and in the case of being recognized as constituting evasion of taxation, other than making up for the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.

SAFE rules and regulations may limit our ability to transfer the net proceeds from this offering to our PRC subsidiaries, which may adversely affect the business expansion of our PRC subsidiaries, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used.  The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC.  In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies.  The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used.  Violations of Circular 142 will result in severe penalties, such as heavy fines.  As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to our PRC subsidiaries, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in China, where all of our operations are located and where the substantial portion of our sales occur, could have a negative effect on our operations.  Our business is dependent upon our ability to recycle plastics and sell end-products from our recycled plastic.  Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Risks Related to Our Capital Structure

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Amex or the NASDAQ Global Market in the future.  There is no guarantee that the NYSE Amex or the NASDAQ Global Market, or any other securities exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain listing on NYSE Amex or NASDAQ Global Market, we may seek quotation on the OTC Bulletin Board.  FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time.  The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market and the NYSE Amex.  Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NYSE Amex and the NASDAQ Global Market.  Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions.  For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well.  In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company.  A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in a Private Placement that was conducted concurrently with the Share Exchange.  The registration statement must be filed within thirty (30) days of the final closing of the Private Placement.  We also intend to register the 1,907,455 shares of common stock held by the SRKP 23 Stockholders and all of the 782,545 shares of common stock underlying the warrants held by the SRKP 23 Stockholders.  These shares will be included in a subsequent registration statement filed by us within ten (10) days after the end of the six (6)-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

Each investor in the Private Placement and each of the SRKP 23 Stockholders may sell or transfer any shares of the common stock after the effective date of their respective registration statement, except that they entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we hope to conduct is for $5 million or more, then the investors would not be able sell or transfer their shares until at least six (6) months after the public offering’s completion, and (ii) if the offering is for less than $5 million, then one-tenth (1/10th) of the investors’ shares would be released from the lock-up restrictions ninety (90) days after offering and there would be a pro rata release of the shares thereafter every thirty (30) days over the following nine (9) months.  WestPark Capital, in its sole discretion, may allow early releases under the referenced lock-up restrictions; provided, however, that (i) no early release shall be made with respect to SRKP 23 Stockholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

Additionally, following the Share Exchange, the Weixin Shareholders may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 (“Rule 144”), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three (3)-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four (4) calendar weeks prior to such sale.  As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 108,841 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.  The Weixin Shareholders have agreed to enter into a lock-up agreement pursuant to which they will agree not to sell any of their securities of the Company until twenty-four (24) months after our common stock began to be listed on the NASDAQ Global Market or NYSE Amex.

Following the Share Exchange, the Weixin Shareholders have significant influence over us.

The Weixin Shareholders beneficially own or control approximately 72.3% of our outstanding shares as of the close of the Share Exchange and Private Placement and have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  These stockholders may also have the power to prevent or cause a change in control.  In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us.  The interests of these stockholders may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On November 12, 2010, we entered into the Share Exchange Agreement with Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye, Li Jun and the Weixin Shareholders, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Weixin BVI in exchange for shares of our common stock.  On November 23, 2010, the Share Exchange closed, Weixin BVI became our 100%-owned subsidiary, and our sole business operations became that of Weixin BVI and its subsidiaries.  We also have a new Board of Directors and management consisting mostly of persons from Weixin BVI and Weixin HK and changed our corporate name from “SRKP 23, Inc.” to “China Wesen Recycling Technology, Inc.”

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  For example, on January 30, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL.  We will have to comply with these rules by June 15, 2011.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, once, and if, it starts trading.  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three (3) years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two (2) business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our ability to develop new products utilizing our recycled plastic products;

•	Our dependence on a limited number of suppliers for a majority of our raw materials;

•	Our ability to enter into relationships directly with suppliers to obtain raw materials;

•	Our ability to secure plastic waste raw materials at competitive prices;

•	Our reliance on a limited number of customers for our net sales;

•	Our ability to manage growth effectively;

•	Our ability hire and retain qualified and knowledgeable employees and management;

•	Our ability to raise additional capital to fund our operations;

•	Our ability to collect on accounts receivables;

•	Changes in the laws of the PRC that affect our operations and our corporate structure;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein.  Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein.  Attention is also directed to Item 9.01, which provides our unaudited financial statements as of and for the nine months ended September 30, 2010 and our audited financial statements as of and for the years ended December 31, 2009, 2008 and 2007.

ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for the nine months ended September 30, 2010 and 2009 (unaudited) and for each of the years in the four-year period ended December 31, 2009 and the consolidated balance sheet data as of September 30, 2010 and as of year-end for each of the years in the four-year period ended December 31, 2009.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for the nine months ended and as of September 30, 2010 and 2009 and the year ended and as of December 31, 2006.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006
	(unaudited)	(unaudited)				(unaudited)
	(in thousands)

Revenue	$21,972	$18,428	$26,151	$8,687	$910	$-

Cost of revenue	13,788	12,472	17,516	6,522	649	-

Gross profit	8,184	5,956	8,635	2,165	261	-

Operating expenses
Selling expenses	111	79	111	38	8	-
General and administrative	632	398	591	422	167	5
Total operating expenses	743	477	702	460	175	5

Income from operations	7,441	5,479	7,933	1,705	86	(5)

Other income (expenses)
Interest income	14	9	13	10	2	-
Other income (expense), net	(53)	(27)	(39)	(36)	(26)	-
Total other income (expenses)	(39)	(18)	(26)	(26)	(24)	-

Income before income taxes	7,402	5,461	7,907	1,679	62	(5)
Income taxes	(1,885)	(1,354)	(2,031)	(441)	(33)	-
Net income (loss)	$5,517	$4,107	$5,876	$1,238	$29	$(5)

Consolidated Balance Sheets

	As of September 30,	As of December 31,
	2010	2009	2008	2007	2006
	(unaudited)				(unaudited)
	(in thousands)
Total Current Assets	$9,254	$10,897	$4,373	$833	$476
Total Assets	15,954	15,951	8,019	3,236	477
Total Current Liabilities	3,083	8,769	6,146	2,662	416
Total Liabilities	3,083	8,769	6,146	2,662	416
Total Stockholders’ Equity	$12,871	$7,182	$1,873	$574	$61

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The purpose of this section is to discuss the financial condition, changes in financial condition and results of operations of the company. This includes discussion of (i) liquidity (ii) capital resources (iii) results of operations and (iv)off-balance sheet arrangements, plus any other information that would be necessary to an understanding of the company’s financial condition, changes in financial condition and results of operations. References in this section to “we”, “us”, “our” or the “Company” are to the consolidated business of Weixin International Co., Limited (“Weixin BVI”), Wei Xin Holding Group Limited (“Weixin HK”), Guangzhou Kelida Intelligent Equipment Co., Ltd. (“Kelida”); and Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”).

Forward Looking Statements

The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our consolidated financial statements and their related notes included in this report. This report contains forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. We intend such forward-looking statements to be covered by the safe harbour provisions contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are cautioned not to place undue reliance on these forward-looking statements because these forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks, and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. Thus, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: economic conditions generally and the automotive modified plastics market specifically, legislative or regulatory changes that affect our business, including changes in regulation, the availability of working capital, the introduction of competing products, and other risk factors described herein. These risks and uncertainties, together with the other risks described from time-to-time in reports and documents that we filed with the SEC should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Indeed, it is likely that some of our assumptions will prove to be incorrect. Our actual results and financial position will vary from those projected or implied in the forward-looking statements and the variances may be material. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Overview

Our revenues are primarily derived from the sales of recycled plastic grains, and the sale of further processed plastic products, manufactured with our recycled plastic grains. We also derive a substantial portion of our revenue from the sale of scrapped plastic material. We manufacture various kinds of recycled plastic material including high density polyethylene (“HDPE”), low density polyethylene (“LDPE”), Polystyrene (“PS”), acrylonitrile butadiene styrene (“ABS”) using imported raw material in the form of plastic waste. We further process the recycled plastic grains and turn them into household products such as plastic tables and chairs, and fruit boxes and construction products such as clapboard.

A substantial portion of our revenue is currently derived from the resale of scrapped plastic materials, including HDPE, LDPE, ABS and PS waste plastic materials. We currently import scrapped plastic materials in an amount that exceeds our manufacturing capabilities, but we are able to resell such materials at a premium to our cost of acquiring the scrap plastic.  The resale of our scrapped plastic materials shortens our inventory turn over period and, therefore, improves our working capital position. We expect that resales of scrapped plastics will decrease as a percentage of revenues as we continue to expand our recycling capabilities..

We also sell metal parts for various home products, including door hardware and lock parts.  The sale of these parts is primarily to overseas customers and accounted for approximately 1%, 1% and 2%, of our total net sales for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively.  It is expected that this portion of our business will be substantially eliminated by the end of the fourth quarter of fiscal 2010 or the first quarter of fiscal 2011 as we continue to focus exclusively on our recycling business.

We primarily purchase scrapped plastics directly from overseas recyclers located in Australia and North America as well as from domestic wholesalers in Hong Kong. Our cost of revenue consists mainly of the purchase price of imported plastic waste.  We have limited influence on such costs. The prices of imported scrapped plastic are determined solely by suppliers and are dependent upon market conditions. The price of raw material scrapped plastic heavily depends upon changes in the price of oil, which drives the price of virgin plastic and causes changes in the price of raw material plastic wastes.

The purchase of raw material is fundamental to the recycling business. In order to cut costs and increase profit margins, we focus on developing relationships with new suppliers and increasing the amount of raw material purchased directly from overseas recyclers, as opposed to purchasing from domestic wholesalers. We have established two direct sources in the United States which provide an estimated 20,000 tons of post-industrial scrapped materials annually and we are in negotiation with another supplier to obtain a minimum of 26,000 tons of recycled plastic from North American and Australia. The imported raw material is of a high quality, allowing us to benefit from efficiencies in our manufacturing operations and affording us the ability to offer quality plastic grains and compounds as well as a comprehensive line of consumer and commercial products used in demanding applications.  We intend to continue to work on obtaining more favorable terms and discounts by strengthening our relationships with suppliers and placing more bulk orders.

Our funds are kept in financial institutions located in the PRC, which do not provide insurance for amounts on deposit.  Moreover, we are subject to the regulations of the PRC, which restrict the transfer of cash from the PRC, except under certain specific circumstances.  Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

We generally finance our operations through operating profit and borrowings from our directors. As of the date of this Current Report, we have not experienced any difficulties due to a shortage of capital, we have not experienced any difficulty in raising funds through loans from banks and financial institutions, and we have not experienced any liquidity problems in settling our payables in the normal course of business and repaying our loans when they come due. We are unaware of any trends, demands, commitments events or uncertainties that will result or be likely to result in material changes in our liquidity.

We believe that the level of financial resources is a significant factor for our future development and accordingly, we may determine from time to time to raise capital through private debt or equity financing to strengthen our financial position, to expand our facilities and to provide us with additional flexibility to take advantage of business opportunities. No assurances can be given that we will be successful in raising such additional capital on terms acceptable to us.

Recent Events

Share Exchange

On November 23, 2010, we completed a share exchange transaction pursuant to which we became the 100% parent company of Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands (“Weixin BVI”); which is the 100% parent of Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong (“Weixin HK”); which is the 100% parent of Gangzhou Kelida Intelligent Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China (“Kelida”); which is the 100% parent of Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”), each a company organized under the laws of the People’s Republic of China. Pursuant to a Share Exchange Agreement, we issued an aggregate of 7,865,556 shares of our common stock to the shareholders of Weixin BVI (the “Weixin Shareholders”) in exchange for all of the issued and outstanding securities of Weixin BVI (the “Share Exchange”).

Prior to the closing of the Share Exchange and the initial closing of the Private Placement, as described below, our stockholders canceled an aggregate of 6,679,899 shares held by them such that there were 1,907,455 shares of common stock outstanding immediately prior to the Share Exchange.  Our stockholders prior to the Share Exchange (the “SRKP 23 Stockholders”) also canceled warrants to purchase an aggregate of 7,804,803 shares of common stock such that they held warrants to purchase an aggregate of 782,545 shares of common stock immediately prior to the Share Exchange and initial closing of the Private Placement.  In addition, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of Weixin BVI, conducting due diligence on Weixin BVI and its subsidiaries and managing the interrelationship of legal and accounting activities.  Immediately after the closing of the Share Exchange and initial closing of the Private Placement, we had 10,884,120 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 782,545 shares of common stock issued and outstanding.

Pursuant to the terms of the Share Exchange, we entered into a Registration Rights Agreement with each of the SRKP 23 Stockholders pursuant to which we agreed to register all of the 1,907,455 shares of common stock and all of the 782,545 shares of common stock underlying the warrants held by such stockholders.  These shares will be included in a subsequent registration statement (the “Subsequent Registration Statement”) filed by us no later than the tenth (10th) day after the end of the six (6) month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement (the “Required Filing Date”).  We agreed to use reasonable efforts to cause the Subsequent Registration Statement to become effective within one hundred fifty (150) days after the Required Filing Date or the actual filing date, whichever is earlier, or one hundred eighty (180) days after the Required Filing Date or the actual filing date, whichever is earlier, if such Subsequent Registration Statement is subject to a full review by the SEC (the “Required Effectiveness Date”).  If we fail to file the Subsequent Registration Statement by the Required Filing Date or if it does not become effective on or before the Required Effectiveness Date we are required to issue, as liquidated damages, to each of the SRKP 23 Stockholders’ shares (the “Penalty Shares”) equal to a total of 0.0333% of their respective shares for each calendar day that the Subsequent Registration Statement has not been filed or declared effective by the SEC (and until the Subsequent Registration Statement is filed with or declared effective by the SEC), as applicable.  However, no Penalty Shares shall be due to the SRKP 23 Stockholders if we are using our best efforts to cause the Subsequent Registration Statement to be filed and declared effective in a timely manner.

The transactions contemplated by the Share Exchange Agreement were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The Private Placement

On November 23, 2010, concurrently with the closing of the Share Exchange, we conducted an initial closing of a private placement of shares of our Common Stock (the “Private Placement”).  The purpose of the Private Placement was to increase our working capital and the net proceeds from the Private Placement will be used to expand business operations, including developing direct sources and dealerships, increasing production capacity, making permitted acquisitions, purchasing manufacturing equipment, and for general corporate purposes.  Pursuant to subscription agreements entered into with the investors in the Private Placement, we sold an aggregate of 1,111,099 shares of Common Stock at $2.25 per share in the initial closing of the Private Placement, for gross proceeds of approximately $2.5 million in the initial closing of the Private Placement.

We agreed to file a registration statement covering the shares of Common Stock sold in the Private Placement within thirty (30) days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than one hundred fifty (150) days from the date of filing or one hundred eighty (180) days from the date of filing if the registration statement is subject to a full review by the SEC.  The SRKP 23 Stockholders and the investors in the Private Placement also entered into lock-up agreements pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $5 million or more, then the investors and our stockholders prior to the Share Exchange would not be able to sell or transfer their shares until at least six (6) months after the public offering’s completion, and (ii) if the offering is for less than $5 million, then one-tenth (1/10th) of their shares would be released from the lock-up restrictions ninety (90) days after the offering and there would be a pro rata release of the shares thereafter every thirty (30) days over the following nine (9) months.  WestPark Capital, Inc., the placement agent for the Private Placement (“WestPark Capital”), in its discretion, may also release some or all the shares from the lock-up restrictions earlier, however, (i) no early release shall be made with respect to SRKP 23 Stockholders prior to the release in full of all such lock-up restrictions on the shares of Common Stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

Pursuant to a Placement Agency Agreement with WestPark Capital, we paid WestPark Capital, Inc. a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We are also retaining WestPark Capital for a period of six months following the initial closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $250,000 to Keen Dragon Group Limited, a third party unaffiliated with Weixin BVI, the Company, or WestPark Capital for services in connection with arranging the reverse merger.

Critical Accounting Policies, Estimates and Assumptions

Accounting Principles

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenditures, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include revenues recognition, valuation of inventories and provisions for income taxes. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this report reflect the more significant judgments and estimates used in preparation of our financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The allowance on uncollectible accounts receivable reflects management’s best estimate of probable losses determined principally on the basis of historical experience. The allowance for uncollectible accounts receivable is determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for uncollectible accounts receivable. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which is classified as a change in estimate is made.

Inventories

Inventories consist of finished goods, work in progress, and raw materials. Inventories are valued at the lower of cost, as determined on a weighted average basis, or market. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The management writes down the inventories to market value if it is below cost. Management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required. Costs of raw material inventories include purchase and related costs incurred in bringing the products to their present location and condition. Finished goods are comprised of direct materials, direct labor, and an appropriate proportion of overhead.

Revenue recognition

The Four Subsidiaries generate revenue from the sales of manufactured HDPE, LDPE, ABS and PS grains. We recognize revenue net of value added tax (VAT) when persuasive evidence of an arrangement exists, delivery of the goods has occurred, customer acceptance has been obtained, which means the significant risks and ownership have been transferred to the customer, the price is fixed or determinable and collectability is reasonably assured. There is no shipping charge involved as all the manufactured goods are self-picked up by the customers at our warehouse. No return allowance is made as products returns are insignificant based on historical experience. The Four Subsidiaries also generates revenue from the sales of scrap plastic materials which are recognized on the same basis as the sales of manufactured HDPE, LDPE, ABS and PS grains.

Weixin HK generates revenue from selling lock parts. Weixin HK records revenue net of pass-through charges as the Company believes the key indicators of the business suggests that we generally act as an agent on behalf of our customers.

Cost of goods sold

Cost of goods sold consists primarily of raw materials, utility and supply costs consumed in the manufacturing process, manufacturing labor, depreciation expense and direct overhead expenses necessary to manufacture finished goods as well as warehousing and distribution costs such as inbound freight charges, shipping and handling costs, purchasing and receiving costs.

Value added taxes

We are subject to value added tax (“VAT”). The applicable VAT rate is different based on the different structure of business under Chinese tax law. Some of our transactions are levied at a VAT tax rate of 17% for products sold in the PRC.  The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).  Some of transactions are levied at a VAT tax rate of 7%, such as shipping services and other transportation services.

Foreign currency translation

Our reporting currency is the U.S. dollar. Our functional currencies are local currencies, primarily the PRC currency Yuan (Renminbi) and Hong Kong dollar. Transactions denominated in foreign currencies are translated into U.S. dollar at exchange rate in effect on the date of the transactions. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Exchange gains or losses on transaction are included in earnings.

Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued new guidance on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this new guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that occurred for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions that occurred after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This new guidance was effective for fiscal years and interim periods ended after June 15, 2009, and must be applied prospectively. We adopted and applied the provisions of the new guidance in the third quarter of 2009.

In February 2010, subsequent to our adoption of the new guidance discussed above, the FASB issued updated guidance on subsequent events, amending the May 2009 guidance. This updated guidance revised various terms and definitions within the guidance and requires us, as an "SEC filer," to evaluate subsequent events through the date the financial statements are issued, rather than through the date the financial statements are available to be issued. Furthermore, we no longer are required to disclose the date through which subsequent events have been evaluated. The updated guidance was effective for us immediately upon issuance. As such, we adopted and applied the provisions of the updated guidance in the first quarter of 2010. Our adoption of both the new and updated guidance did not have an impact on our consolidated financial position or results of operations.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements.  The ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

Nine Months Ended September 30, 2010 and 2009

The following table sets forth a summary of certain key components of our results of operations for the periods indicated, in dollars and as a percentage of revenues.

	For The Nine Months Ended September 30,
	2010		2009		Change in %

Revenue	$21,971,844	100%	$18,427,828	100%	19%

Cost of revenue	13,788,072	63%	12,471,539	68%	11%

Gross profit	8,183,772	37%	5,956,289	32%	37%

Operating expenses	743,188	3%	477,744	3%	56%

Operating income	7,440,584	34%	5,478,545	30%	36%

Other expenses	38,529	*	18,004	*	114%

Income taxes	1,885,457	9%	1,353,887	7%	39%

Net income	$5,516,598	25%	$4,106,654	22%	34%
* less than 1%.

Revenues

The following table sets forth the revenue generated from different categories of products for the nine months period, in dollars and as a percentage of revenues.

	Revenues
	Nine Months ended September 31,
	2010		2009		Change in %
Plastic grains	$5,110,232	23%	$4,124,506	22%	24%

Household and construction products	5,960,199	27%	3,394,596	18%	76%

Scrapped plastic	10,775,136	49%	10,777,181	58%	0%

Sale of metal parts	126,277	1%	131,545	1%	(4)%
	21,971,844	100%	18,427,828	100%	19%

For the nine months ended September 30, 2010 and 2009, total revenue was $22.0 million, and $18.4 million, respectively, representing a 19% growth rate. The increase in total revenue was primarily due to the increase in overall sales as well as our adjustment of our product mix during the nine months ended September 30, 2010, which resulted in us manufacturing more higher gross margin products, such as household and construction products.

For the nine months ended September 30, 2010, revenue generated from the sale of recycled plastic grains increased to $5.1 million, representing a 24% increase from $4.1 million generated in the nine months ended September 30, 2009.  The increase was mainly due to an increase of our selling prices, which resulted from the global economy recovery. Revenue generated from the sale of household and construction products increased to $6.0 million, representing a 76% increase from $3.4 million in the nine months ended September 30, 2009. The increase of the sales was due to the increase of sales volume in the nine months ended September 30, 2010.  Sales of scrapped plastic material remained flat at $10.8 million in nine months ended September 30, 2010, as compared to $10.8 for nine months ended September 30, 2009.

Cost of Revenue

Our cost of revenue primarily consists of the import costs of scrapped plastics. In the nine months ended September 30, 2010 and 2009, the cost of revenue was $13.8 million and $12.5 million, respectively, representing 63% and 68% of the nine months revenue, respectively. The prices of imported scrapped plastic are determined solely by suppliers and are dependent upon market conditions. In the nine months ended September 30, 2010, cost of revenue increased in total dollars by 11% as compared to the same period in 2009. This is primarily due to the increase in sales volume.

In the nine months ended September 30, 2010, the amount of raw material purchased from our domestic wholesalers decreased to 18% of our total raw material purchased, as compared to 46% in the same period of 2009. Meanwhile, we continue to work on obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders.

Gross Profit

In the nine months ended September 30, 2010, our gross profit increased to $8.2 million, from $6.0 million in the nine months ended September 30, 2009. During the same period, our gross profit margin increased to 37%, up from 32% in the nine months ended September 30, 2009.  This increase in our gross profit margin is mainly due to the decrease in raw material costs for the nine months ended September 30, 2010. Further, the selling price of recycled plastic grains and our related products increased from the prior fiscal period, which suffered from decreased selling prices as a result of the global financial crisis.

Operating Expenses

	For The Nine Months Ended September 30,
	2010			2009			Change in %

Operating expenses	$			$
Selling and marketing		110,722	15%		79,308	17%	40%
General and administrative		632,466	85%		398,436	83%	59%
Total		$743,188	100%		$477,744	100%	56%

For the nine months ended September 30, 2010, operating expenses increased 56% from $0.5 million for nine months ended September 30, 2009 to $0.7 million for the comparable fiscal period in 2010. The increase was primarily due to the increase of general and administrative expenses.

Selling and marketing expenses include sales remunerations and expenses directly related to marketing. The increase in overall dollars to $0.1 million for the nine months ended September 30, 2010 was primarily due to the increase in our sales.

General and administrative expenses primarily consist of management remuneration, depreciation and amortization, professional fees, employee welfare costs, rent and lease expenses, and office expenses. During the nine months ended September 30, 2010, general and administrative expenses increased 59% to $0.6 million, as compared to $0.4 million in the nine months ended September 30, 2009. This increase was primarily due to the legal and professional fees incurred in preparation for the Share Exchange in November 2010 and legal and professional fees incurred in connection with the Registrant’s compliance and reporting obligations as a public company. We expect general and administrative expenses to further increase as a percentage of revenues as a result of our becoming a public reporting company.

Operating Income

Our operating income increased from $5.5 million in the nine months ended September 30, 2009 to $7.4 million in the nine months ended September 30, 2010, representing an increase of 36%.

In order to achieve a higher gross margin, we intend to enhance manufacturing techniques and labor efficiencies. Meanwhile we plan to continue improving our gross margin by strengthening relationships with our major suppliers to obtain more favorable terms.

Net Income

For the nine months ended September 30, 2010, our net income increased to $5.5 million from $4.1 million for the nine months ended September 30, 2009, representing an increase of 34%.

Year Ended December 31, 2009 and 2008

The following table sets forth a summary of certain key components of our results of operations for years indicated, in dollars and as a percentage of revenues.

	For The Year Ended December 31,
	2009		2008

Revenue	$26,151,437	100%	$8,686,922	100%

Cost of Revenue	17,516,014	67%	6,521,446	75%

Gross Profit	8,635,423	33%	2,165,476	25%

Operating expenses	702,036	3%	460,359	5%

Operating income	7,933,387	30%	1,705,117	20%

Other expenses	26,306	*	25,890	*

Income taxes	2,030,996	8%	441,337	5%

Net income	$5,876,085	22%	$1,237,890	14%

* less than 1%

Revenues

The following table sets forth the revenue generated from different categories of products for years indicated, in dollars and as a percentage of revenues for fiscal year 2009 and 2008.

	Revenues
	2009		2008
Plastic grains	5,860,725	22%	3,201,015	37%

Household and construction products	5,162,847	20%	214,895	2%

Scrapped plastic	14,955,227	57%	5,116,483	59%

Sale of metal parts	172,638	1%	154,529	2%

	26,151,437	100%	8,686,922	100%

For the years ended December 31, 2009 and 2008, total revenue was $26.2 million, and $8.7 million respectively, representing a 201% growth rate. The increase in total revenue was primarily due to our adjustment of our product mix in 2009, which resulted in the manufacture of more higher gross margin products, such as household and construction products.  Our increase in revenue was affected by our receipt of an import quota of 20,000 tons of scrapped plastic in 2009, which significantly increased our total manufacture and sales volume compared to 2008.

For fiscal 2009, revenue generated from the sale of recycled plastic grains increased 83% to $5.8 million from $3.2 million for fiscal 2008. The increase was due primarily to greater demand for our recycled products, resulting in an increase in sales volume. The total plastic grains sold in 2009 increased to 31,511 tons from 9,884 tons in fiscal 2008 while, representing a 219% increase. The difference between the increase of revenue and the increase in sale volume was due to a decrease in the selling prices of our products as a result of the global financial crisis for fiscal 2009. Revenue generated from the sale of household and construction products increased to $5.2 million from $0.2 million for fiscal 2008. The increase was due to management’s adjustment of the production structure in 2009, increasing the production volume of our higher gross margin household and construction plastic products. We also increased our direct sales of scrapped plastic material by 192% to $15.0 million for fiscal 2009, as compared to $5.1 million for fiscal 2008. The increase of direct sales of waste materials was due to the increase of the import quota in fiscal 2009, whereby we were granted the right to import 20,000 tons of scrapped plastic.

Cost of Revenue

For fiscal 2009 and 2008, the cost of revenue was $17.5 million and $6.5 million, respectively, representing 67% and 75% of revenues, respectively. For fiscal 2009, cost of revenue increased by 169% as compared to fiscal 2008. This was primarily due to the increase in sales volume.

Gross Profit

For fiscal 2009, our gross profit increased to $8.6 million from $2.2 million for fiscal 2008. During the same period, our gross profit margin increased to 33%, up from 25% in fiscal 2008.  This increase was mainly due to a decrease in raw material costs in fiscal 2009. Further, for fiscal 2009, the selling price of recycled plastic grains and their related products started recovering from the lower selling prices we experienced in fiscal 2008 resulting from the global financial crisis.

Operating Expenses

	For The Year Ended December 31,
	2009		2008

Operating expenses
Sales and marketing	$111,165	16%	$38,076	8%
General and administrative	590,871	84%	422,283	92%
Total	$702,036	100%	$460,359	100%

For fiscal 2009, operating expenses increased 52% from $0.5 million in fiscal 2008 to $0.7 million. The increase was primarily due to the increase of general and administrative expenses. For fiscal 2009, sales and marketing expenses increased 192% to $111,165, as compared to $38,076 for fiscal 2008. The increase in sales and marketing expenses was primarily due to an increase of in our business development activities.

During fiscal 2009, general and administrative expenses increased 40% to $0.6 million, as compared to $0.4 million in fiscal 2008. This increase was primarily due to the increase in personnel resulting in higher payroll and staff benefit expenses.

Operating Income

Our operating income increased 365% from $1.7 million for fiscal 2008 to $7.9 million for fiscal 2009.  This is primarily due to the substantial increase in sales volume and revenue. Further, from the beginning of fiscal 2009, particularly in the second quarter, revenue began increasing because the market price of recycled plastic grains steadily increased.

Net Income

Our net income increased from $1.2 million for fiscal 2008 to $5.9 million for fiscal 2009, representing an increase of 375%.

Year Ended December 31, 2008 and 2007

The following table sets forth a summary of certain key components of our results of operations for years indicated, in dollars and as a percentage of revenues.

	For The Year Ended December 31,
	2008		2007

Revenue	$8,686,922	100%	$909,575	100%

Cost of Revenue	6,521,446	75%	648,503	71%

Gross Profit	2,165,476	25%	261,072	29%

Operating expenses	460,359	5%	174,636	19%

Operating income	1,705,117	20%	86,436	10%

Other expenses	25,890	*	24,602	3%

Income taxes	441,337	5%	33,235	4%

Net income	$1,237,890	14%	$28,599	3%

* less than 1%

Revenues

The following table sets forth the revenue generated from different categories of products for years indicated, in dollars and as a percentage of revenues for fiscal year 2008 and 2007.

	Revenues
	2008		2007
Plastic Grains	$3,201,015	37%	$-	-

Household & construction products	214,895	2%	-	-

Scrapped plastic	5,116,483	59%	788,400	87%

Sale of metal parts	154,529	2%	121,175	13%

	$8,686,922	100%	$909,575	100%

Total revenue for the year ended December 31, 2008 were $8.7 million, an increase of 855%, compared to revenues of $0.9 million for the year ended December 31, 2007, representing an 855% growth rate. The increase in total revenue was primarily due to the increase of sales volume. As the manufacturing facilities were fully set up in 2008, production and sales therefore commenced, while in fiscal year 2007, the Company only sold waste plastic raw materials through Hua Su, and metal parts through Weixin HK.

Cost of Revenue

Our cost of revenue primarily consisted of the import costs of scrapped plastics. The cost of revenue increased from $0.6 million in 2007 up to $6.5 million in 2008, representing a 906% increase. This is primarily due to the increase in sales volume. The increase of cost of revenue is 50% higher than that of revenue, the difference was resulted from the oil price surge in 2008.

Gross Profit

In 2008, our gross profit increased to $2.2 million from $0.3 million in 2007. During the same period, our gross profit margin decreased from 29% to 25% in fiscal year 2008.  This decrease is mainly due to an increase in raw material costs in 2008, while the selling price didn’t go up to the same extent.

Operating Expenses

	For The Year Ended December 31,
	2008		2007

Operating expenses
Sales and marketing	$38,076	8%	$7,152	4%
General and administrative	422,283	92%	167,484	96%
Total	$460,359	100%	$174,636	100%

Operating expenses were $0.5 million in 2008, or 5% of revenues, as compared to $0.2 million in 2007, or 19% of revenues. The increase was primarily due to the increase in general and administrative expenses, which consists of management salary and benefits, office supplies, rent and utilities expenses, depreciation and amortization expenses.

Operating Income

Our operating income increased from $86,436 in 2007 to $1.7 million in 2008.  This is primarily due to the substantial increase in sales volume and revenue. Chuang Yi, Xin Ye, and Li Jun were incorporated in 2007.  They were all in the development stage in 2007 and had no operations in 2007.

Net Income

Our net income increased from $28,599 in 2007 to $1.2 million, representing an increase of 4228%.

Liquidity and Capital Resources

Liquidity and Capital Resources

Our working capital as of September 30, 2010 was $6.2 million, as compared to working capital of $2.1 million as of December 31, 2009, a working capital deficit of $1.8 million as of December 31, 2008 and 2007. We had cash and cash equivalents of approximately $2.91 million as of September 30, 2010, approximately $4.48 million as of December 31, 2009 and approximately $1.72 million as of December 31, 2008.  The improved working capital is mainly due to the decrease in amounts due to directors, accounts payable and accrued liabilities.

We generally finance our operations through operating profit and borrowings from our directors. As of the date of this report, we have not experienced any difficulties due to a shortage of capital, we have not experienced any difficulty in raising funds through loans from banks and financial institutions, and we have not experienced any liquidity problems in settling our payables in the normal course of business and repaying our loans when they come due. We are unaware of any trends, demands, commitments events or uncertainties that will result or be likely to result in material changes in our liquidity

We make capital expenditures principally to fund manufacturing facilities, which includes, among other things, construction in progress, acquire fixed assets and land use right.  Gross capital expenditures were $3.0 million and $0.8 million for the nine months ended September 30, 2010 and 2009, respectively. The increase in gross capital expenditures during the nine months ended September 30, 2010 compared to the same period in 2009 was primarily attributable to the acquisition of a land use right located in Guangzhou City, and expenditures incurred for the construction of manufacturing facilities on the acquired land.  Gross capital expenditures were $0.9 million, $1.4 million and $1.6 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The decrease in gross capital expenditures during fiscal 2009 compared to fiscal 2008 was primarily attributable to expenses related to the construction of manufacturing facilities incurred in fiscal year 2008.  We plan to continue to invest in our infrastructure, including expanding our manufacturing facilities in 2010 and 2011. We expect capital expenditures to range between $1.2 million and $2.0 million for fiscal 2010. Capital expenditures are funded through cash provided by operating activities as well as cash and cash equivalents.

Anticipated cash flows from operations and funds available from our credit facilities, together with cash on hand, should provide sufficient funds to finance our operations for at least the next 12 months. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may require us to seek additional debt or equity financing. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.

The following table sets forth the summary of our cash flows, in dollars, for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007

Net cash provided by (used in) operating activities	$5,902,116	$1,900,429	$3,859,107	$(42,267)	$(795,718)
Net cash used in investing activities	(3,486,587)	(770,460)	(906,404)	(1,371,101)	(1,585,514)
Net cash provided by (used in) financing activities	(4,068,923)	(703,599)	(154,447)	2,677,902	2,665,721
Effect of exchange rate changes on cash	82,079	3,491	(39,192)	151,284	1,454
Cash and cash equivalents, beginning of period	4,483,402	1,724,338	1,724,338	308,520	22,577
Cash and cash equivalents, end of period	$2,912,087	$2,154,199	$4,483,402	$1,724,338	$308,520

Operating activities

During the nine months ended September 30, 2010, we generated net cash from operating activities of $5.9 million, an increase of 211% from $1.9 million in the nine months ended September 30, 2009. The increase was primarily due to the increase in net income, inventories and accounts receivable. During the year ended December 31, 2009, we generated net cash from operating activities of $3.9 million, compared to net cash used in operating activities of $42,267 during fiscal 2008 and $0.8 million of net cash used in operating activities during fiscal 2007. The increase during fiscal 2009 was primarily due to a higher sales volume and net income during fiscal 2009. Accounts receivable increased to $4.2 million in fiscal 2009, compared to $1.6 million in 2008 and $0.4 million in fiscal 2007.Accounts payable increased to $1.4 million in fiscal 2009, as compared to $739,124 in fiscal 2008. The increase is due to the increased volume of raw material purchased.

Investing Activities

During the nine months ended September 30, 2010, net cash used in investing activities was $3.5 million compared to $0.8 million of net cash used in investing activities in the nine months ended September 30, 2009. The increase is primarily attributable to capital expenditures related to the acquisition a land use right, and prepayment made in relation to the construction of plant and office building for Kelida.  During the fiscal year ended December 31, 2009, net cash used in investing activities was $0.9 million, compared to $1.4 million of net cash used in investing activities in fiscal 2008 and $1.6 million of net cash used in investing activities in fiscal 2007. The decrease is primarily attributable to lower capital expenditures in fiscal 2009.

Financing Activities

Cash used for financing activities for the nine months ended September 30, 2010 was $4.1 million, as compared to $0.7 million net cash used for financing activities for the nine months ended September 30, 2009. The increase is primarily due to repayment of borrowings to our directors. Borrowings from the directors were non-interest bearing, unsecured and have no set repayment date. The loans were obtained during the early stages of our operations and the proceeds of the loans provided us with needed working capital.  As our revenue and cash flows have grown, we have begun repaying the loans.  In the future, we anticipate being able to finance our operations through our net income and through external debt and equity financings.  We do not anticipate any need for additional related party financing for our on-going operations in future periods. Cash used for financing activities for the fiscal year ended December 31, 2009 was $0.2 million, as compared to $2.7 million in net cash provided by financing activities in each of fiscal 2008 and 2007. The decrease is primarily due to repayment of borrowings to directors.

Inflation

We believe that inflation has had a negligible effect on operations over the past two fiscal years. However, overall commodity inflation is an ongoing concern for our business and has been a considerable operational and financial focus for us. Further, as production increases, commodity inflationary pressures may increase, both in the plastic manufacturing industry and in the broader economy. We continue to monitor commodity costs and work with our suppliers and customers to manage changes in commodity costs.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions of foreign currency forward contracts. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rates Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest-bearing bank loans and interest income generated by the bank deposits. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense or interest income may expect to be increased due to changes in interest rates in the PRC.

Foreign Exchange Rates Risk

We do not hold any derivative instruments and do not engage in any hedging activities. Because most of our purchases and sales are made in RMB, any exchange rate change affecting the value of the RMB relative to the U.S. dollar could have an effect on our financial results as reported in U.S. dollars. If the RMB were to depreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly reduced. If the RMB were to appreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly increased.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Contractual Obligations

The following table describes our contractual commitments and obligations as of September 30, 2010:

	Payments due by Period (in $)
		Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Operating lease obligations	$45,634	$18,930	$26,704	$-	$-

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations.

Quarterly Information (unaudited)

The table below presents selected (unaudited) results of operations for the quarters indicated.

	Quarter Ended
	September 30,	June 30,	March 31,
	2010	2010	2010	Total
	$	$	$	$
Revenues	6,867,175	7,959,833	7,144,836	21,971,844
Gross Profit	2,425,986	3,085,996	2,671,790	8,183,772
Net Income	1,522,779	2,092,116	1,901,703	5,516,598

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	Total
	$	$	$	$	$
Revenues	7,723,609	7,844,872	6,606,787	3,976,169	26,151,437
Gross Profit	2,679,134	2,924,736	2,024,778	1,006,775	8,635,423
Net Income	1,769,431	2,101,048	1,347,749	657,857	5,876,085

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
	$	$	$	$	$
Revenues	1,642,658	3,234,694	2,592,031	1,217,539	8,686,922
Gross Profit	282,709	846,052	736,059	300,656	2,165,476
Net Income	118,537	523,896	450,560	144,897	1,237,890

ITEM 3.02           UNREGISTERED SALES OF EQUITY SECURITIES.

On November 23, 2010, pursuant to the terms of the Share Exchange Agreement, entered into by and between SRKP 23, Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye, Li Jun and the Weixin Shareholders (as described in Item 2.01 above), SRKP 23 issued 7,865,556 shares of its common stock to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI.  All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act.  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On November 23, 2010, we conducted an initial closing of a Private Placement of shares of our Common Stock.  We received gross proceeds of approximately $2.5 million in the initial closing of the Private Placement.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,111,099 shares of our Common Stock at a price of $2.25 per share.  The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.  Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act).

We agreed to file a registration statement covering the shares of Common Stock sold in the Private Placement within thirty (30) days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor.  All of the SRKP 23 Stockholders and the investors in the Private Placement entered into lock-up agreements pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $5 million or more, then the investors and the SRKP 23 Stockholders would not be able to sell or transfer their shares until at least six (6) months after the public offering’s completion, and (ii) if the offering is for less than $5 million, then one-tenth (1/10th) of their shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every thirty (30) days over the following nine (9) months.  WestPark Capital, the placement agent for the Private Placement, in its discretion, may also release some or all the shares from the lock-up restrictions earlier, however, (i) no early release shall be made with respect to SRKP 23 Stockholders prior to the release in full of all such lock-up restrictions on shares of the Common Stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

DESCRIPTION OF SECURITIES - POST-SHARE EXCHANGE

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share.  Prior to the Share Exchange and Private Placement, the SRKP 23 Stockholders held an aggregate of 8,587,354 shares, and an aggregate of 6,679,899 shares were cancelled in conjunction with the closing of the Share Exchange.  There are currently 10,884,110 shares of common stock issued and outstanding.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

•	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

•	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange and the initial closing of the Private Placement, the Weixin Shareholders own approximately 72.3% of the outstanding shares of our common stock.  Accordingly, upon the closing of the Share Exchange, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series.  No shares of preferred stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange and Private Placement, the SRKP 23 Stockholders held warrants to purchase an aggregate of 8,587,349 shares of our common stock and warrants to purchase an aggregate of 7,804,803 shares of common stock were cancelled in conjunction with the closing of the Share Exchange.  Immediately after the closing of the Share Exchange and initial closing of the Private Placement, the stockholders held warrants to purchase an aggregate of 782,545 shares of common stock with an exercise price of $0.0001.  The warrants expire five (5) years from the closing date of the Share Exchange.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Amex or the NASDAQ Global Market.  If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future.  The stock market in general has experienced extreme stock price fluctuations in the past few years.  In some cases, these fluctuations have been unrelated to the operating performance of the affected companies.  Many companies have experienced dramatic volatility in the market prices of their common stock.  We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially.  Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Announcements of innovations or new products by us or our competitors;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Competitive developments, including announcements by competitors of new products or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us;

•	General economic and other national conditions; and

•	Changes in Chinese government regulations.

Stockholders of Record

As of November 29, 2010, there were 93 stockholders of record of our common stock.

Dividends

There were no dividends paid during the nine months ended September 30, 2010 or years ended December 31, 2009, 2008 or 2007.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three (3) years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the election of directors and other business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

ITEM 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On November 23, 2010, China Wesen Recycling Technology, Inc. (the "Company") dismissed AJ. Robbins, PC (“AJ. Robbins”) as our independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange.  The Company engaged AJ. Robbins to audit its financial statements for the years ended December 31, 2009 and December 31, 2008.  The decision to change accountants was approved and ratified by our board of directors.  The reports of AJ. Robbins on the financial statements of the Company for the years ended December 31, 2009 and December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.  Additionally, during the Company’s two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2009 or its report on the Company’s financial statements for the fiscal year ended December 31, 2008.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements.  A copy of the letter from AJ. Robbins to the Commission, dated November 30, 2010, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged MaloneBailey, LLP (“MaloneBailey”) as the Company’s independent registered public accounting firm as of November 23, 2010.  MaloneBailey is and has been Weixin BVI’s independent registered public accounting firm.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT.

OVERVIEW

SRKP 23 entered into a Share Exchange Agreement dated as of November 12, 2010 with Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye, Li Jun and the Weixin Shareholders.  Pursuant to the Share Exchange Agreement, SRKP 23 issued 7,865,556 shares of its common stock to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI.  On November 23, 2010, the Share Exchange closed.  Upon the closing of the Share Exchange, SRKP 23 (i) became the 100% parent of Weixin BVI, (ii) assumed the operations of Weixin BVI and its subsidiaries, and (iii) changed its name from “SRKP 23, Inc.” to “China Wesen Recycling Technology, Inc.”

On November 23, 2010, concurrently with the close of the Share Exchange, we conducted an initial closing of a Private Placement of shares of our Common Stock.  We received gross proceeds of approximately $2.5 million in the initial closing of the Private Placement.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,111,099 shares of our Common Stock at a price of $2.25 per share.

We agreed to file a registration statement covering the Common Stock sold in the Private Placement within thirty (30) days of the final closing of the Share Exchange pursuant to the subscription agreement entered into with each investor.  All of the SRKP 23 Stockholders and the investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $5 million or more, then the investors and the SRKP 23 Stockholders would not be able to sell or transfer their shares until at least six (6) months after the public offering’s completion, and (ii) if the offering is for less than $5 million, then one-tenth (1/10th) of their shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every thirty (30) days over the following nine (9) months.  WestPark Capital, the placement agent for the Private Placement, in its discretion, may also release some or all the shares from the lock-up restrictions earlier, however, (i) no early release shall be made with respect to SRKP 23 Stockholders prior to the release in full of all such lock-up restrictions on shares of the Common Stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

Immediately following the closing of the Share Exchange and the initial closing of the Private Placement, the former shareholders of Weixin BVI beneficially owned approximately 72.3% of our issued and outstanding common stock, the SRKP 23 Stockholders owned approximately 23.1% and investors in the Private Placement (described above) that closed concurrently with the Share Exchange owned approximately 10.2%.  Prior to the closing of the Share Exchange and the initial closing of the Private Placement, the SRKP 23 Stockholders agreed to the cancellation of an aggregate of 6,679,899 shares held by them such that there were 1,907,455 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement.  We issued no fractional shares in connection with the Share Exchange.  SRKP 23 Stockholders also canceled an aggregate of 7,804,803 warrants such that the SRKP 23 Stockholders held an aggregate of 782,545 warrants immediately prior to the Share Exchange.  Immediately after the closing of the Share Exchange and initial closing of the Private Placement, we had 10,884,110 outstanding shares of common stock, no shares of Preferred Stock, no options, and warrants to purchase 782,545 shares of common stock.

Pursuant to the terms of the Share Exchange, we agreed to register all of the 1,907,455 shares of common stock and all of the 782,545 shares of common stock underlying the warrants held by the SRKP 23 Stockholders, all of which were outstanding immediately prior to the closing of the Share Exchange.  These shares, will be included in a subsequent registration statement filed by us within ten (10) days after the end of the six (6)-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of its common stock on the NYSE Amex or the NASDAQ Global Market.

The shares of our common stock issued to Weixin BVI Shareholders in connection with the Share Exchange were not registered under the Securities Act and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of Weixin BVI, including its wholly-owned subsidiaries, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun.  Our relocated executive offices are located at Room 405, Floor 4, North Tower, 9 Shen Zhou Road, Guangzhou High-tech Industrial Development Zone, Guangzhou, People’s Republic of China.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition because the Weixin Shareholders own a majority of the issued and outstanding shares of common stock of our company immediately following the Share Exchange.  Due to the issuance of the 7,865,556 shares of our common stock to the Weixin Shareholders, a change in control of our company occurred on November 23, 2010.

At the consummation of the Share Exchange, SRKP 23’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Xiao Liu, Hongbing Wan, Zongqi Li, Yuhong Hu and Xiaozhu Pang to the board of directors of our company, with Hongbing Wan serving as Chairman.  The directors and officers of SRKP 23 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange.  Zongqi Li subsequently resigned as a director on November 26, 2010.  In addition, concurrent with the closing of the Share Exchange, our board appointed Xiao Liu as our Chief Executive Officer.  Because of the change in the composition of our board of directors and the exchange of securities pursuant to the Exchange Agreement, there was a change-of-control of our company on the date the Share Exchange was completed.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2010.  A copy of the Share Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.  The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of SRKP 23 and Mr. Rappaport served as President and Mr. Pintsopoulos served as Chief Financial Officer and Secretary of SRKP 23.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of our company:

Name	Age	Position
Xiao Liu	37	Chief Executive Officer and Director
Hongbing Wan	43	Chairman of the Board
Xiaozhu Pang	35	Director
Yuhong Hu	43	Director

Xiao Liu has served as the Chief Executive Officer and as a Director of the Company since November 23, 2010.  He has served as the Vice President and as a director of Weixin BVI since its inception in December 2009.  Mr. Liu has also served as a director of Weixin HK since December 2005.  Mr. Liu received a Bachelor’s degree in Mechanical Engineering from Beijing Industry and Commerce University 1994, a Master of Science degree in Engineering Management from Northeastern University in 2002 and an MBA from China People University in 2005. Mr. Liu’s qualifications to sit on the board of directors of the Company include his strong experience in business management and his years of experience in the manufacturing industry, and his extensive knowledge of the operations of Weixin BVI and its subsidiaries.

Hongbing Wan has served as the Chairman of the Board of the Company since November 23, 2010.  He has served as a director of Weixin BVI since its formation in December 2009.  He has also served as a director of Weixin HK since December 2005.   Mr. Wan also serves as the Chief Executive Officer and as a director of each of Kelida,, Hua Sa, Chuang Yi and Xin Ye.  From 1988 to 2002, Mr. Wan served in various positions at Gangzhou Henasia Engineering Ltd., including Sales Representative, Sales Manager and General Manager.  Mr. Wan received a Bachelor’s degree in Mechanical Engineering in 1988 from Guangdong Industry University and an MBA in 2002 from Guangzhou Yajiada Economics Management College.  Mr. Wan’s qualifications to sit on the board of directors of the Company include his over 15 years of experience in the recycling business, his extensive knowledge of the recycling market, his knowledge of sales distribution channels and his extensive knowledge of the operations of Weixin BVI and its subsidiaries.

Xiaozhu Pang has served as a Director of the Company since November 23, 2010.  He has served as a senior accountant at Chang Lee LLP since November 2006.  From May 2005 to March 2006, Ms. Pang was an Accountant at Cooper, Murray Chartered Accountants.  Ms. Pang received a Bachelor’s degree in Accounting in 1998 and a Master’s degree in Accounting in 2001 from the Dongbei University of Finance and Economics.  Ms. Pang’s qualifications to serve on the board of directors of the Company include her knowledge of knowledge of the rules and regulations regarding publicly trading companies, her education in accounting and her understanding of US GAAP.

Yuhong Hu has served as a Director of the Company since November 23, 2010.  He has served as the Corporate Controller of Premier Diagnostics Health Services, Inc. since October 2010.  From October 2007 to January 2010, she served as an Intermediate Accountant at IGC Entertainment Corporation.  From May 2006 to March 2007, she served as the Finance Director of Pfizer Global Contract Manufacturing Asia.  From February 2001 to May 2006, she served as the Finance Controller of Pfizer Global Manufacturing China.  Ms. Hu received a Bachelor’s degree in Business Administration in 1989 from Liao Ning Engineering University, a Diploma in Accounting in 1993 from North East Financial and Economic University and an MBA in 2005 from China Europe International Business School.  Ms. Hu’s qualifications to serve on the board of directors of the Company include her knowledge of knowledge of the rules and regulations regarding publicly trading companies, her education in accounting and her understanding of US GAAP.

On November 23, 2010, the board of directors of the Company appointed Zongqi Li as a director of the Company.  Mr. Li resigned as a director on November 26, 2010 for personal reasons and not due to any disagreement with the Company.

Family Relationships

There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by the Board of Directors as a whole.  We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on the NYSE Amex or the NASDAQ Global Market, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the NYSE Amex and NASDAQ Global Market and in compliance with Rule 10A-3 of the Exchange Act.

Director Independence

Yu Hong Hu and Xiao Zhu Pang are considered independent directors under Section 803A(2) of the NYSE Amex Company Guide, even though such definition does not currently apply to us because we are not listed on the NYSE Amex.

Financial Experience of Management and Preparation of Financial Statements

We maintain our books and records in accordance with Chinese GAAP on the accrual basis.  Chinese GAAP is similar to International Financial Reporting Standards. The basic accounting principles and practice of Chinese GAAP are similar to U.S. GAAP.  We hire knowledge and reputable third-party consultants to covert our books and records from Chinese GAAP to U.S. GAAP.  We provide our books and records to the consultants who make the appropriate adjustments in the working papers prepared for the auditor.  All adjustments are approved by management and reviewed and/or audited by our auditor. Our consultants provide their services to us pursuant to a consulting agreement between us and the consulting team.

Our third-party consultants, who are individual professional accountants, work closely with the Company’s accounting department to prepare the financial statements. Each of the consultants hold bachelor’s degrees in accounting, and some of them hold master’s degrees in accounting.  They take continuing professional development courses each year to update their accounting knowledge as is required by the governing accounting bodies, including the Chinese Institute of Certified Public Accountants (CICPA) and the Association of Chartered Certified Accountants (ACCA). They also subscribe to online courses where they learn updated U.S. GAAP and SEC rules and regulations.  Most of the consultants are CICPAs.  The manager of the consulting team has over 10 years of experience working in an international firm and in auditing U.S. companies.  He formerly worked in an Association of Chartered Certified Accountants (ACCA) firm in London where he accumulated valuable public company auditing experience.  He received his certification in the United Kingdom.  He also worked for a Big 10 accounting firm in the UK and has extensive knowledge of International Financial Reporting Standards and U.S. GAAP.  We believe that our consultants are qualified to prepare our financial statements based on their professional experience.  They spent about three to four weeks in 2010 assisting us in preparing our financial statements and we paid them a total of RMB 300,000 (US$44,780), for their services in 2010.

Our accounting department is in charge of the preparation of our financial statements with the assistance of the third party financial consultants. Our accounting manager has over twenty years’ accounting experience in the manufacturing sector.  Our other two senior accountants each have over 10 years of accounting experience. We also employ five intermediate and junior accountants in our accounting department to assist in the preparation of our financial statements.

We do not currently maintain an audit committee or have an audit committee financial expert.  We intend to form an audit committee and appoint an audit committee financial expert prior to our listing on the NYSE Amex or NASDAQ Global Market.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on November 23, 2010, we were a “blank check” shell company named SRKP 23, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The only officers and directors of SRKP 23, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 23’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities.  Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 23 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by Weixin HK and its subsidiaries until the closing of the Share Exchange, including for the year ended December 31, 2009 and the period from January 1, 2010 to November 23, 2010.  The Board of Directors of Weixin BVI determined the compensation for the executive officers of Weixin BVI that was earned in fiscal 2009 and the period from January 1, 2010 to November 23, 2010.  From January 1, 2010 to November 23, 2010 and during the fiscal years of 2009, 2008 and 2007, the compensation for Weixin BVI’s named executive officers consisted solely of each executive officer’s salary. The Board of Directors of Weixin BVI believes that the salaries paid to our executive officers during 2009 and the period from January 1, 2010 to November 23, 2010 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to Weixin BVI, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, some of the executive officers of Weixin BVI were appointed as our executive officers and we adopted the compensation policies of Weixin BVI, as modified for a company publicly reporting in the United States.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution.  We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  In determining market rate, we review statistical data collected and reported by the Guangzhou Labor Bureau.  The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors.  In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Gangzhou as a manufacturer of recycled plastic products.  Our compensation levels are at roughly the 75th – 85th percentile of the compensation spectrum for the manufacturing sector.

If we successfully complete our proposed listing of our common stock on the NYSE Amex or NASDAQ Global Market, we may begin paying bonuses to management personnel if corporate and individual performance goals are met.  Corporate performance goals include manufacturing and selling more recycled plastics products.  Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused.  Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.

Our board of directors intends to establish a compensation committee in 2011 comprised of non-employee directors.  The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives.  Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.  Prior to the formation of the compensation committee, our independent directors will determine the compensation for our current executive officers.  In 2011, our compensation committee will determine compensation levels for our executive officers.  We have established a compensation program for executive officers for 2011 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  If paid, bonuses for executive officers in 2011 will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on the NYSE Amex or NASDAQ Global Market in 2011, we intend to adjust our compensation evaluations upwards in 2011, including through the payment of bonuses.  We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company.  We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2009 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total

Xiao Liu	2009	$-	$-	$-
Chief Executive Officer	2008	-	-	-
	2007	-	-	-

Richard Rappaport (1)	2009	-	-	-
Former President	2008	-	-	-
and Former Director	2007	-	-	-

Anthony Pintsopoulos (1)	2009	-	-	-
Former Secretary, Former Chief	2008	-	-	-
Financial Officer, and Former Director	2007	-	-	-

(1)
Upon the close of the Share Exchange on November 23, 2010, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception on October 11, 2007.

Grants of Plan-Based Awards in 2009

There were no option grants in 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

There were no outstanding equity awards in 2009.

Option Exercises and Stock Vested in Fiscal 2009

There were no option exercises or stock vested in 2009.

Pension Benefits

There were no pension benefit plans in effect in 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2009.

Employment Agreements

We have currently no employment agreements with any of our executive officers.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2009 by members of our board of directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total
	($)(1)						($)
Xiao Liu	15,385	-	-	-	-	-	15,385
Hongbing Wan	15,385	-	-	-	-	-	15,385
Zongqi Li (2)	-	-	-	-	-	-	-
Xiaozhu Pang	-	-	-	-	-	-	-
Yuhong Hu	-	-	-	-	-	-	-

(1)  Includes fees paid for service on the board of directors of Weixin BVI and its subsidiaries.
(2)  Mr. Li resigned as a director on November 26, 2010.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Weixin International Co., Limited and Subsidiaries

Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun, which are either directly or indirectly wholly-owned subsidiaries of the Company, each have interlocking executive and director positions with us and with each other.

Share Exchange

On November 23, 2010, SRKP 23 completed the Share Exchange with Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye, Li Jun and the Weixin Shareholders.  At the closing of the Share Exchange, Weixin BVI became a wholly-owned subsidiary of SRKP 23 and 100% of the issued and outstanding securities of Weixin BVI were exchanged for securities of SRKP 23.  An aggregate of 7,865,556 shares of common stock were issued to the Weixin Shareholders.  As of the close of the Share Exchange, the Weixin Shareholders owned approximately 72.3% of the issued and outstanding stock of SRKP 23.  Prior to the closing of the Share Exchange and the initial closing of the Private Placement, the SRKP 23 Stockholders agreed to the cancellation of an aggregate of 6,679,899 shares and warrants to purchase an aggregate of 7,804,803 shares of common stock held by them such that there were 1,907,455 shares of common stock and warrants to purchase an aggregate of 782,545 shares of common stock owned by them immediately after the Share Exchange and Private Placement.  Our board of directors resigned in full and appointed Xiao Liu, Hongbing Wan, Zongqi Li, Yu Hong Hu and Xiao Zhu Pang to the board of directors of our company, with Hongbing Wan serving as Chairman of the Board.  The board of directors also appointed Xiao Liu as our Chief Executive Officer, Xiao Liu and Hongbing Wan were executives and/or directors of Weixin BVI and/or its subsidiaries.  Zongqi Li subsequently resigned as a director on November 26, 2010.

Private Placement

Richard Rappaport, the President of SRKP 23 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital, the placement agent for the equity financing conducted by us on the close of the Share Exchange.

Anthony C. Pintsopoulos, an officer, director and significant stockholder of SRKP 23 prior to the Share Exchange, is the President and Treasurer of WestPark Capital.  Kevin DePrimio and Jason Stern, each employees of WestPark Capital, are also stockholders of SRKP 23.  In addition, Richard Rappaport is the sole owner of the membership interests of the parent company of WestPark Capital.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

Pursuant to a Placement Agency Agreement entered into with WestPark Capital, we paid WestPark Capital, Inc. a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We are also retaining WestPark Capital for a period of six months following the initial closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $250,000 to Keen Dragon Group Limited, a third party unaffiliated with Weixin BVI, the Company, or WestPark Capital for services in connection with arranging the Share Exchange.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

Related Party Loans

During 2008 and 2009, we obtained certain related party loans from Hongbing Wan and Xiao Liu, two of the Company’s directors.  The loans were obtained during the early stages of the Company’s operations and the proceeds of the loans provided us with needed working capital.  The amounts outstanding on the loans as of September 30, 2010 and December 31, 2009 and 2008 are as follows:
	September 30,	December 31,
	2010	2009	2008
Due to Wan, Hongbing, Director	$636,219	$4,231,403	$5,175,060
Due to Liu, Xiao, Director	44,615	1,143,272	-
	$680,834	$5,374,675	$5,175,060

The loans are non-interest bearing and have no maturity date.  As our revenue and cash flows have grown, we have begun repaying the loans.  In the future, we anticipate being able to finance our operations through our net income and through external debt and equity financings.  We do not anticipate any need for additional related party financing for our on-going operations in future periods.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K.  We expect our board to adopt such a policy in the near future.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Certificate of Incorporation provides for the indemnification, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, of officers, directors, employees and agents of the Company.  We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or director upon receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We shall indemnify any officer, director, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in Section 145.  In the case of an officer or director, the determination shall be made by (a) a majority vote of directors who are not parties to such proceeding, even though less than a quorum; (b) a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, independent legal counsel in a written opinion or (d) the stockholders.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within sixty (60) days of the closing of the Share Exchange on November 23, 2010 are deemed outstanding even if they have not actually been exercised.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange and the initial closing of the Private Placement, we had issued and outstanding 8,587,354 shares of common stock, no options and warrants to purchase an aggregate of 8,587,348 shares of common stock.  Immediately after the closing of the Share Exchange and the initial closing of the Private Placement, we had 10,884,120 shares of common stock and warrants to purchase 782,545 shares of common stock issued and outstanding.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Share Exchange based on issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;
•	Each named executive officer;
•	Each director; and
•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is c/o China Wesen Recycling Technology, Inc., Room 405, Floor 4, North Tower, 9 Shen Zhou Road, Guangzhou High-tech Industrial Development Zone, Guangzhou, People’s Republic of China.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange		Percent of Class (1)
Directors and Executive Officers

Xiao Liu	Chief Executive Officer and Director	3,126,056	(2)	28.7%

Hongbing Wan	Chairman of the Board	-		-

Yu Hong Hu	Director	-		-

Xiao Zhu Pang	Director	-		-

Officers and Directors as a Group (total of 4 persons)		3,126,056	(2)	28.7%

5% Stockholders

Wesen Environmental Technology Limited		3,126,056		28.7%

Richard A. Rappaport (3)		1,759,070		15.4%
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067

WestPark Capital Financial Services, LLC (4)		1,354,821		12.0%
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067

HaiLan Zhang		615,555	(5)	5.6%
TianLai 17 Block, Zheng Zhong Golf
Long Gong District, Shenzhen
People’s Republic of China

(1)	Each stockholder’s percentage of ownership in the above table is based upon 10,884,120 shares of the Company’s common stock outstanding as of November 23, 2010.

(2)
 Consists of shares owned by Wesen Environmental Technology Limited, a British Virgin Islands company, of which Xiao Liu is a director and the sole shareholder and may be deemed to have voting and investment control over the shares owned by Wesen Environmental Technology Limited.

(3)
Includes 181,350 shares of Common Stock and a warrant to purchase 74,399 shares of Common Stock owned by Mr. Rappaport.  Also includes 52,650 shares of Common Stock and warrants to purchase 21,600 shares of Common Stock held by each of the Amanda Rappaport Trust and the Kailey Rappaport Trust (together, the “Rappaport Trusts”) as well as 960,691 shares of Common Stock and warrants to purchase 394,130 shares of Common Stock held by WestPark Capital Financial Services LLC. Mr. Rappaport, as Trustee of each of the Rappaport Trusts and Chief Executive Officer (“CEO”) and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

(4)	Includes 960,691 shares of Common Stock and a warrant to purchase 394,130 shares of Common Stock.

(5)	Includes 581,939 shares of Common Stock and a warrant to purchase 33,616 shares of common stock.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

At the consummation of the Share Exchange, SRKP 23’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Xiao Liu, Hongbing Wan, Zongqi Li, Yu Hong Hu and Xiao Zhu Pang to the board of directors of our company, with Hongbing Wan serving as Chairman of the Board.  The directors and officers of SRKP 23 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange.  In addition, concurrent with the closing of the Share Exchange, our company’s board of directors appointed Xiao Liu as our Chief Executive Officer.  Zongqi Li subsequently resigned as a director on November 26, 2010.  For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Immediately after the closing of the Share Exchange, SRKP 23 changed its corporate name from “SRKP 23, Inc.” to “China Wesen Recycling Technology, Inc.” by filing the Certificate of Ownership and Merger with the Delaware Secretary of State’s Office on November 24, 2010.  SRKP 23 effected the name change to better reflect the nature of its new business operations following the Share Exchange.  The Certificate of Ownership and Merger is attached hereto as Exhibit 3.4.  Holders of stock certificates bearing the name “SRKP 23, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

ITEM 5.06	CHANGE IN SHELL COMPANY STATUS.

Prior to the closing of the Share Exchange, SRKP 23 was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, SRKP 23 ceased being a shell company upon completion of the Share Exchange on November 23, 2010.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

We are providing financial and other information for informational purposes only.  It does not necessarily represent or indicate what the financial position and results of operations of our company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF WEIXIN INTERNATIONAL CO., LIMITED

The financial statements of Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands, for the nine months ended September 30, 2010 (unaudited) and years ended December 31, 2009, 2008 and 2007 are provided below.  You are encouraged to review the financial statements and related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Weixin International Co., Limited
British Virgin Islands

We have audited the accompanying consolidated balance sheets of Weixin International Co., Limited (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2009, 2008 and 2007.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of operations and cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP

www.malonebailey.com
Houston, Texas
November 30, 2010

Weixin International Co., Limited
Consolidated Balance Sheets

	September 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,912,087	$4,483,402	$1,724,338
Accounts receivable, net	3,302,566	4,167,100	1,568,187
Inventories	1,298,391	1,436,219	517,014
Due from related parties	-	5,868	179,894
Advances for inventory purchase	1,108,268	743,184	351,062
Note receivable	526,570	-	-
Other current assets	106,578	61,272	32,169
Total Current Assets	9,254,460	10,897,045	4,372,664
Property and equipment, net	2,857,965	3,140,400	2,815,735
Construction in progress	1,970,319	28,926	-
Other assets	768,560	786,320	830,606
Intangible assets, net	1,103,518	1,097,836	-
Total Assets	$15,954,822	$15,950,527	$8,019,005

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade	$1,075,420	$1,352,788	$739,124
Accrued liabilities	57,063	1,177,261	142,114
Taxes payable	564,379	863,860	89,443
Short term debt	705,656	-	-
Due to related parties	680,834	5,374,675	5,175,060
Total Current Liabilities	3,083,352	8,768,584	6,145,741

Stockholders' Equity
Common stock, $1 par value, 50,000 shares authorized, 10,000 shares issued and outstanding	10,000	10,000	10,000
Additional paid-in capital	519,283	519,283	519,283
Statutory reserves	719,169	719,169	127,996
Retained earnings	11,407,305	5,890,707	1,133,796
Accumulated other comprehensive income	215,713	42,784	82,189
Total Stockholders' Equity	12,871,470	7,181,943	1,873,264
Total Liabilities and Stockholders' Equity	$15,954,822	$15,950,527	$8,019,005

The accompanying notes are an integral part of these consolidated financial statements.

Weixin International Co., Limited
Statements of Operations and Other Comprehensive Income

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007

Revenue	$21,971,844	$18,427,828	$26,151,437	$8,686,922	$909,575

Cost of Revenue	13,788,072	12,471,539	17,516,014	6,521,446	648,503

Gross Profit	8,183,772	5,956,289	8,635,423	2,165,476	261,072

Operating Expenses
Selling expenses	110,722	79,308	111,165	38,076	7,152
General and administrative	632,466	398,436	590,871	422,283	167,484
Total operating expenses	743,188	477,744	702,036	460,359	174,636

Income from Operations	7,440,584	5,478,545	7,933,387	1,705,117	86,436

Other Income (Expenses):
Interest income	14,874	9,405	12,233	10,165	1,617
Other income (expense), net	(53,403)	(27,409)	(38,539)	(36,055)	(26,219)
Total Other Income (Expenses)	(38,529)	(18,004)	(26,306)	(25,890)	(24,602)

Income before Income Taxes	7,402,055	5,460,541	7,907,081	1,679,227	61,834
Income taxes	(1,885,457)	(1,353,887)	(2,030,996)	(441,337)	(33,235)
Net Income	$5,516,598	$4,106,654	$5,876,085	$1,237,890	$28,599

Other Comprehensive Income
Foreign currency translation adjustment	172,929	3,231	(39,405)	61,420	19,167
Comprehensive Income	$5,689,527	$4,109,885	$5,836,680	$1,299,310	$47,766

The accompanying notes are an integral part of these consolidated financial statements.

Weixin International Co., Limited
Consolidated Statements of Changes in Stockholders’ Equity
For the Nine Months Ended September 30, 2010 and the Years Ended December 31, 2009, 2008 and 2007

			Additional	Accumulated Other			Total
	Common Stock		Paid-in	Comprehensive	Statutory	Retained	Stockholders'
	Shares	Amount	Capital	Income	Reserves	Earnings	Equity

Balance at December 31, 2006	10,000	$10,000	$53,708	$1,602	$-	$(4,697)	$60,613
Contribution	-	-	465,575	-	-	-	465,575
Foreign currency translation adjustment	-	-	-	19,167	-	-	19,167
Allocation of statutory reserve	-	-	-	-	4,904	(4,904)	-
Net income	-	-	-	-	-	28,599	28,599
Balance at December 31, 2007	10,000	10,000	519,283	20,769	4,904	18,998	573,954
Foreign currency translation adjustment	-	-	-	61,420	-	-	61,420
Allocation of statutory reserve	-	-	-	-	123,092	(123,092)	-
Net income	-	-	-	-	-	1,237,890	1,237,890
Balance at December 31, 2008	10,000	10,000	519,283	82,189	127,996	1,133,796	1,873,264
Distribution	-	-	-	-	-	(528,001)	(528,001)
Foreign currency translation adjustment	-	-	-	(39,405)	-	-	(39,405)
Allocation of statutory reserve	-	-	-	-	591,173	(591,173)	-
Net income	-	-	-	-	-	5,876,085	5,876,085
Balance at December 31, 2009	10,000	10,000	519,283	42,784	719,169	5,890,707	7,181,943
Foreign currency translation adjustment	-	-	-	172,929	-	-	172,929
Net income	-	-	-	-	-	5,516,598	5,516,598
Balance at September 30, 2010 (Unaudited)	10,000	$10,000	$519,283	$215,713	$719,169	$11,407,305	$12,871,470

The accompanying notes are an integral part of these consolidated financial statements.

Weixin International Co., Limited
Consolidated Statements of Cash Flows

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net Income	$5,516,598	$4,106,654	$5,876,085	$1,237,890	$28,599
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	345,267	330,900	445,515	247,944	356
Amortization expense	49,887	33,203	47,944	43,514	9,945
Interest expense on debt discount	9,386	-	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	935,798	(2,348,904)	(2,598,893)	(1,109,076)	(48,483)
Inventories	167,321	(629,684)	(919,197)	(517,014)	-
Advances for inventory purchases	(349,823)	(445,145)	(392,116)	(277,987)	(68,298)
Other current assets	(44,087)	(32,428)	(29,103)	(30,276)	-
Other assets	-	-	-	-	(828,067)
Accounts payable	(281,874)	110,020	613,663	301,826	51,321
Accrued liabilities	(129,378)	14,259	40,792	25,273	8,617
Taxes payable	(316,979)	761,554	774,417	35,639	50,292
Net cash provided by (used in) operating activities	5,902,116	1,900,429	3,859,107	(42,267)	(795,718)

Cash Flows From Investing Activities
Advance on note receivable	(526,570)	-	-	-	-
Payments on land use rights	(1,014,771)	-	(107,082)	-	-
Payments on construction in progress	(1,940,799)	-	(28,926)	(365,789)	(1,584,637)
Purchases of property and equipment	(4,447)	(770,460)	(770,396)	(1,005,312)	(877)
Net cash used in investing activities	(3,486,587)	(770,460)	(906,404)	(1,371,101)	(1,585,514)

Cash Flows From Financing Activities
Cash proceeds from shareholder capital contribution	-	-	-	-	479,840
Return of capital to shareholder	-	-	(528,001)	-	-
Proceeds on short term debt	696,105	-	-	-	-
Net cash (payments)/proceeds on related parties debt	(4,765,028)	(703,599)	373,554	2,677,902	2,185,881
Net cash provided by (used in) financing activities	(4,068,923)	(703,599)	(154,447)	2,677,902	2,665,721

Effect of exchange rate changes on cash	82,079	3,491	(39,192)	151,284	1,454
Net increase (decrease) in cash and cash equivalents	(1,571,315)	429,861	2,759,064	1,415,818	285,943
Cash and cash equivalents, beginning of period	4,483,402	1,724,338	1,724,338	308,520	22,577
Cash and cash equivalents, end of period	$2,912,087	$2,154,199	$4,483,402	$1,724,338	$308,520

Supplemental disclosure information:
Income taxes paid	$2,006,647	$747,408	$1,428,184	$405,426	$3,349
Interest paid	$-	$-	$-	$-	$-

Non-cash investing and financing activities:
Construction in progress purchase on credit	$-	$-	$-	$103,063	$-
Land use rights purchase on credit	$-	$-	$994,353	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1 - DESCRIPTION OF BUSINESS AND ORGANIZATION

The consolidated financial statements consist of the financial statements of Weixin International Co., Limited (“Weixin BVI”, the “Company”), Wei Xin Holding Group Limited (“Weixin HK”), Guangzhou Kelida Intelligent Equipment Co., Ltd. (“Kelida”), Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Lijun Craftwork Co., Ltd. (“Li Jun”).

Weixin BVI was incorporated under the laws of British Virgin Islands on December 3, 2009. The Company has 50,000 common shares authorized with $1.00 par value each and 10,000 shares issued and outstanding.

Weixin HK was incorporated under the laws of Hong Kong, People’s Republic of China (“PRC”) on December 30, 2005. Weixin HK has 10,000 common shares authorized with HK$1.00 par value each and 10,000 shares issued and outstanding. Weixin HK is wholly-owned by Weixin BVI.

Kelida is located in Guangzhou, Guangdong Province, PRC and was incorporated under the laws of the PRC on September 29, 2009 by Weixin HK. Kelida has a registered capital of USD $14,300,000 and is a wholly-owned subsidiary of Weixin HK.

Hua Su, Chuang Yi, Xin Ye, and Li Jun (collectively, the “Subsidiaries Four”) are located in Zhaoqing city, Guangdong Province, PRC and were incorporated under the laws of the PRC. Hua Su was incorporated on July 20, 2006 with registered capital of USD $132,00 (RMB 1,000,000); Chuang Yi, Xin Ye, and Li Jun were incorporated on September 27, 2007 with registered capital of USD $132,000 (RMB 1,000,000) each. In November 2009, the original shareholder of the Subsidiaries Four, Mr. Wan, Hongbing, transferred his interests in the Subsidiaries Four to Kelida for a consideration at an amount equal to the registered capital of the Subsidiaries Four, as a result, the Subsidiaries Four became the wholly-owned subsidiaries of Kelida.

Since all the entities are controlled by the same group of shareholders, the reorganization has been accounted for as a transaction under common control and a recapitalization. The financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods and the reorganization had occurred as of the beginning of the earliest period presented in the accompanying financial statements.

Since their inception, the Subsidiaries Four have been principally engaged in the manufacture and distribution of high density polyethylene (“HDPE”), low density polyethylene (“LDPE”), Polystyrene (“PS”), acrylonitrile butadiene styrene (“ABS”), and other recycled plastics products, using imported raw material in the form of plastic waste. Weixin HK is a window for the group to handle the business outside China, as at the quarter ended September 30, 2010, Weixin HK sells lock parts to overseas clients.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future results could be materially affected if actual results were to differ from these estimates and assumptions.

Risk and uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, foreign currency exchange rates and the volatility of public markets.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade receivables. As of September 30, 2010, December 31, 2009 and 2008, substantially all of the Company’s cash were held by major financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality. Most of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent on the industry economies prevailing in their respective areas; however, concentration of credit risk with respect to trade accounts receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risks.

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

Fair value of financial instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follow:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank deposits and highly liquid investments with an original maturity of three months or less when purchased.

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The allowance on uncollectible accounts receivable reflects management’s best estimate of probable losses determined principally on the basis of historical experience. The allowance for uncollectible accounts receivable is determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for uncollectible accounts receivable. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which is classified as a change in estimate is made.

Inventories

Inventories consist of finished goods, work in progress, and raw materials. Inventories are valued at the lower of cost, as determined on a weighted average basis, or market. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. Management writes down the inventories to market value if it is below cost. Management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required. Costs of raw material inventories include purchase and related costs incurred in bringing the products to their present location and condition. Finished goods are comprised of direct materials, direct labor, and an appropriate proportion of overhead.

Property and equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets:

Building	20 years
Machinery and Equipment	5 years
Office Equipment	5 years

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

Construction-in-progress

Construction-in-progress consists of amounts expended for plant construction. Construction-in-progress is not depreciated until such time as the assets are completed and put into service. Once plant construction is completed, the cost accumulated in construction-in-progress is transferred to property, plant, and equipment.

Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Intangible assets

The Company’s intangible assets consist of land use rights at September 30, 2010 and December 31, 2009. According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over 50 years, the lease term of the rights.

Comprehensive income

The Company has adopted ASC 220, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. The Company’s accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Revenue recognition

The Subsidiaries Four generates revenue from the sales of manufactured HDPE, LDPE, ABS and PS grains. These companies recognize revenue net of value added tax (VAT) when persuasive evidence of an arrangement exists, delivery of the goods has occurred, customer acceptance has been obtained, which means the significant risks and ownership have been transferred to the customer, the price is fixed or determinable and collectability is reasonably assured. There is no shipping charge involved as all the manufactured goods are self-picked up by the customers at the Company's warehouse. No return allowance is made as products returns are insignificant based on historical experience. The Subsidiaries Four also generates revenue from the sales of scrap plastic materials which are recognized on the same basis as the sales of manufactured HDPE, LDPE, ABS and PS grains.

Weixin HK generates revenue from selling lock parts. Weixin HK records revenue net of pass-through charges as the Company believes the key indicators of the business suggests that we generally act as an agent on behalf of our customers.

Cost of goods sold

Cost of goods sold consists primarily of raw materials, utility and supply costs consumed in the manufacturing process, manufacturing labor, depreciation expense and direct overhead expenses necessary to manufacture finished goods as well as warehousing and distribution costs such as inbound freight charges, shipping and handling costs, purchasing and receiving costs.

Income taxes

The Company accounts for income and deferred tax under the provision of ASC 740 “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. ASC 740 also requires the recognition of the future tax benefits of net operating loss carry forwards. A valuation allowance is established when the deferred tax assets are not expected to be realized within a reasonable period of time.

Value added tax

The Company is subject to value added tax (“VAT”). The applicable VAT rate is different based on the different structure of business under PRC tax law. Some of the Company’s transactions are levied at a VAT tax rate of 17% for products sold in the PRC.  The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).  Some of transactions are levied at a VAT tax rate of 7%, such as shipping services and other transportation services.

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company subsidiaries are local currencies, primarily the PRC currency Yuan (Renminbi) and Hong Kong dollar. Transactions denominated in foreign currencies are translated into U.S. dollar at exchange rate in effect on the date of the transactions. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Exchange gains or losses on transaction are included in earnings.

Earnings per share

Basic earnings per share is computed by dividing net income by weighted average number of shares of common stock outstanding during each period.  Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.  At September 30, 2010 and December 31, 2009 and 2008, respectively, the Company had no common stock equivalents that could potentially dilute future earnings per share.

Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Segment reporting

ASC 280, “Disclosure about Segments of an Enterprise and Related Information”, requires disclosure of reportable segments used by management for making operating decisions and assessing performance. Reportable segments are categorized by products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. ASC 280 has no effect on the Company’s financial statements as substantially all of the Company’s operations and management are conducted as a single operating segment.

Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued new guidance on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this new guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that occurred for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions that occurred after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This new guidance was effective for fiscal years and interim periods ended after June 15, 2009 and must be applied prospectively. We adopted and applied the provisions of the new guidance in the third quarter of 2009.

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

In February 2010, subsequent to our adoption of the new guidance discussed above, the FASB issued updated guidance on subsequent events, amending the May 2009 guidance. This updated guidance revised various terms and definitions within the guidance and requires us, as an "SEC filer," to evaluate subsequent events through the date the financial statements are issued, rather than through the date the financial statements are available to be issued. Furthermore, we no longer are required to disclose the date through which subsequent events have been evaluated. The updated guidance was effective for us immediately upon issuance. As such, we adopted and applied the provisions of the updated guidance in the first quarter of 2010. Our adoption of both the new and updated guidance did not have an impact on our consolidated financial position or results of operations.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements.  The ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Accounts receivable	$3,302,566	$4,167,100	$1,568,187
Allowance for doubtful accounts	-	-	-
Accounts receivable, net	$3,302,566	$4,167,100	$1,568,187

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 4 – INVENTORIES

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Raw materials	$1,187,245	$1,371,583	$471,064
Work in progress	39,067	17,754	9,085
Finished goods	72,079	46,882	36,865

Total Inventory, net	$1,298,391	$1,436,219	$517,014

NOTE 5 - ADVANCES FOR INVENTORY PURCHASE

Advances for inventory purchases represent amounts prepaid for raw material purchases, which consist of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Advances for inventory purchase	$1,108,268	$743,184	$351,062

At September 30, 2010, two suppliers accounted for approximately 66% and 34% of total advances for inventory purchase, respectively.

At December 31, 2009, two suppliers accounted for approximately 96% and 4% of total advances for inventory purchase, respectively.

At December 31, 2008, one supplier accounted for approximately 100% of total advances for inventory purchase.

NOTE 6 – NOTE RECEIVABLE

The Company advanced $526,570 to a third party in September 2010. The note receivable carries a monthly interest at 5% and is due in two months. The loan is unsecured and was paid off in November.

NOTE 7 - PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Building	$2,103,614	$2,061,286	$2,061,253
Machinery and equipment	1,801,803	1,765,548	995,444
Office equipment	16,935	12,237	11,928
Total at cost	3,922,352	3,839,071	3,068,625
Less: Accumulated depreciation	1,064,387	698,671	252,890
Total property and equipment, net	$2,857,965	$3,140,400	$2,815,735

Depreciation expense for the year ended December 31, 2009, 2008 and 2007 are $445,515 and $247,944 and $356, respectively. Depreciation expense for the nine months ended September 30, 2010 and 2009 are $345,267 and $330,900, respectively.

NOTE 8 – CONSTRUCTION IN PROGRESS

During November, 2009, the Company started the construction to build a factory in Guangzhou. Costs incurred as of September 30, 2010 and December 31, 2009 amount to $1,970,319 and $28,926, respectively. The amounts mainly represent installment payments and deposits paid to contractors.

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 9 - OTHER ASSETS

Other assets are the advances paid for the lease of the land located in Zhaoqing City for Subsidiaries Four. The lease period is 20 years expiring October 2026. The cost of the lease is being amortized over the lease term of 20 years. Amortization expenses for the year 2009, 2008 and 2007 are $44,274, $43,514 and $9,945, respectively. Amortization expenses for the nine months ended September 30, 2010 and 2009 is $33,318 and $33,203, respectively.

NOTE 10 - INTANGIBLE ASSETS

Intangible assets consist of the following land use rights as of September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009
	(Unaudited)
Cost of land use rights	1,124,128	1,101,506
Less: accumulated amortization	20,610	3,670

Land use rights, net	$1,103,518	$1,097,836

Amortization expense for the nine months ended September 30, 2010 was $16,569. Amortization expense for the year ended December 31, 2009 is $3,670.

Amortization expense for the next five years and thereafter is as follows:

2010 (for the remaining three months)	$5,523
2011	22,092
2012	22,092
2013	22,092
2014	22,092
2015	22,092
Thereafter	987,535
Total	$1,103,518

NOTE 11 – SHORT TERM DEBT

In September 2010, the Company entered into a 60-day debt agreement with a pawn company. The principal amount of the debt is $748,500 (RMB 5,000,000). The debt is collateralized by the Company’s land use rights and guaranteed by Wan, Hongbin, shareholder, Zhang, Hongyu, former shareholder, and Liang, Yanfang, accounting manager. Finance fee for the debt is at 3.5% per month. The short term debt is amortized under the effective interest method and the principal balance net of the unamortized discount at September 30, 2010 is $705,656. The loan was paid off in November 2010.

NOTE 12 - RELATED PARTY TRANSACTIONS

Due from related party consists of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Due from Luo, Jianhua, Legal Representitive	$-	$5,868	$-
Due from Liu, Xiao, Director	-	-	179,894
	$-	$5,868	$179,894

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

Due to related party consists of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Due to Wan, Hongbing, Director	$636,219	$4,231,403	$5,175,060
Due to Liu, Xiao, Director	44,615	1,143,272	-
	$680,834	$5,374,675	$5,175,060

Borrowings from the directors were non-interest bearing, unsecured and have no set repayment date.

NOTE 13 - SHAREHOLDERS’ EQUITY

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company as decided by the board of directors. The Company has allocated $591,173, $123,092, and $4,904 statutory reserve fund for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 14 - INCOME TAX

Companies established in China are governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 33% prior to January 1, 2008 and 25% afterwards on income reported in the statutory financial statements after appropriate tax adjustments.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

The provision for taxes on earnings consisted of:

	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Current income taxes expenses:
PRC Enterprises Income Taxes	$1,885,457	$1,353,887	$2,030,996	$441,337	$33,235
United States Federal Income Taxes	-	-	-	-	-
Total	$1,885,457	$1,353,887	$2,030,996	$441,337	$33,235

A reconciliation between the income tax computed at the U.S. statutory rate and the Company’s provision for income tax is as follows:

	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
U.S. statutory rate	34%	34%	34%	34%	34%
Foreign income not recognized in the U.S.	-34%	-34%	-34%	-34%	-34%
PRC preferential enterprise income tax rate	25%	25%	25%	25%	33%
Tax holiday and relief granted to the Company	-	-	-	-	-
Other	-	-	1%	1%	21%
Provision for income tax	25%	25%	26%	26%	54%

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which prescribe a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These accounting standards also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

NOTE 15 - OPERATING LEASE

The Company has entered into multiple rental agreements for the lease of office premises. The Company’s commitments for minimum lease payments under these non-cancelable operating leases for the next five years are as follows:

Year Ended December 31,
2010	$18,930
2011	13,026
2012	13,678

Total	$45,634

Rent expense was $16,124, $15,649, and $12,456 for the years ended December 31, 2009, 2008 and 2007, respectively. Rent expense was $14,405 and $13,213 for the nine months ended September 30, 2010 and 2009, respectively.

NOTE 16 - OPERATING RISK

Country risk

The Company has significant operating risk in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Credit risk

A significant portion of the Company’s cash at September 30, 2010, December 31, 2009, 2008 and 2007 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.  The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

Exchange risk

The Company cannot guarantee the Renminbi, and US dollar exchange rate will remain steady. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Concentration risk

For the nine months ended September 30, 2010, three customers had net sales exceeding 10% of the Company’s total sales for the year at 44%, 29%, and 12%, respectively. For the year ended December 31, 2009, three customers had net sales exceeding 10% of the Company’s total sales for the year at 42%, 31%, and 14%, respectively. For the year ended December 31, 2008, two customers had net sales exceeding 10% of the Company’s total sales for the year at 63% and 29%, respectively. For the year ended December 31, 2007, one customer accounted for 100% of the sales of the year.

For the nine months ended September 30, 2010, three suppliers had net transactions exceeding 10% of the Company’s total purchases for the year at 57%, 15% and 10%, respectively. For the year ended December 31, 2009, four suppliers had net transactions exceeding 10% of the Company’s total purchases for the year at 29%, 26%, 22%, and 21%, respectively. For the year ended December 31, 2008, two suppliers had net transactions exceeding 10% of the Company’s total purchases for the year at 53% and 40%, respectively. For the year ended December 31, 2007, two suppliers had net transactions exceeding 10% of the Company’s total purchases for the year at 89% and 11%, respectively.

Weixin International Co., Limited and Subsidiaries
Notes to Consolidated Financial Statements

Lack of Insurance

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, the Company may incur uninsured liabilities and losses as a result of the conduct of its business. There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of the Company’s common stock could lose their entire investment.

NOTE 17 - SUBSEQUENT EVENTS

On November 12, 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with SRKP 23, Inc. (“SRKP 23”), a Delaware corporation, and the shareholders of Weixin BVI (“Weixin Shareholders”). Pursuant to the Exchange Agreement, SRKP 23 agreed to issue an aggregate of 7,865,556 shares of its common stock to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI (the “Share Exchange”).  The Share Exchange closed on November 23, 2010.  Concurrently with the closing of the Share Exchange, SRKP 23 consummated an initial closing of a private placement of shares of SRKP23’s Common Stock (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors in the Private Placement, SRKP 23 sold an aggregate of 1,111,099 shares of Common Stock at $2.25 per share, for gross proceeds of approximately $2.5 million. Prior to the closing of the Share Exchange and the initial closing of the Private Placement, the stockholders of SRKP 23 agreed to cancel an aggregate of 6,679,899 shares of common stock held by them. As a result of the Share Exchange, the Company became SRKP 23’s wholly-owned subsidiary and the former shareholders of the Company became controlling stockholders of SRKP 23.  The transaction was accounted for as a reverse merger and recapitalization whereby the Company is the accounting acquirer and SRKP 23 is the acquired party.

(d)	Exhibits.

Exhibit No.	Exhibit Description

2.1
Share Exchange Agreement dated November 12, 2010, by and among the Registrant, Weixin International Co., Limited, Wei Xin Holding Group Limited, Gangzhou Kelida Intelligent Equipment Co., Ltd., Zhaoqing Hua Su Plastic Trading Company, Zhaoqing Chuang Yi Resources Recycle Co., Ltd., Zhaoqing Xin Ye Plastic Co., Ltd., Zhaoqing Li Jun Craftwork Co., Ltd. and the shareholders of Weixin International Co., Limited.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

3.3	Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on November 24, 2010.

4.1	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

4.2	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Quarterly Report on Form 10-Q (File No. 000-53019) filed with the Securities and Exchange Commission on November 8, 2010).

10.1	Share and Warrant Cancellation Agreement dated November 12, 2010 entered into by and between the Registrant and certain stockholders of the Registrant.

10.2	Registration Rights Agreement dated November 23, 2010 entered into by and between the Registrant, Weixin International Co., Limited and certain stockholders of the Registrant.

10.3
Land Tenancy Contract executed September 25, 2007 by and among Dinghu District Guicheng Office Longyi Residents’ Committee Team No. 15 and Zhaoqing Hua Su Plastic Trading Company, Zhaoqing Chuang Yi Resources Recycle Co., Ltd., Zhaoqing Xin Ye Plastic Co., Ltd., Zhaoqing Li Jun Craftwork Co., Ltd. (translated to English).

10.4
Transfer Contract for State-Owned Construction Land Use Right dated November 12, 2007 by and between the Bureau of Land Resources and Housing Management Guangzhou Municipality and Gangzhou Kelida Intelligent Equipment Co., Ltd. (translated to English).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated November 30, 2010.

21.1	List of Subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Wesen Recycling Technology, Inc.
Date: November 30, 2010

	By:	/s/ Xiao Liu
Name: Xiao Liu
Title: Chief Executive Officer